UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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Coventry Health Care, Inc.

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6705 Rockledge Drive, Suite 900
Bethesda, MD 20817-1850
301-581-0600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2009

To our Stockholders:

You are cordially invited to attend our 2009 Annual Meeting of Stockholders, which will be held on Thursday, May 21, 2009, at 8:30 a.m., Eastern Daylight Saving Time, at The Fairmont, Washington DC, 2401 M Street, N.W., Washington, District of Columbia 20037, Telephone (202) 429-2400. The meeting will be held for the following purposes:

1.	To elect Daniel N. Mendelson, Rodman W. Moorhead, III and Timothy T. Weglicki as Class III Directors to serve until the annual meeting of stockholders in 2012;

2. To act upon a proposal to approve the Company’s 2004 Incentive Plan, as amended and restated;

3.	To act upon a proposal to approve the use of certain performance goals in the Company’s 2004 Incentive Plan;

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2009; and

5.	To transact such other business as may properly come before the meeting or at any adjournment(s) thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the internet. These rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

A proxy statement, a proxy card and a copy of our 2008 Annual Report and other proxy materials describing the operations of the Company during the fiscal year ended December 31, 2008, accompany this notice. Information regarding the matters to be acted upon at the meeting is contained in the attached proxy statement.

All holders of record of the Company’s common stock at the close of business on Monday, March 23, 2009, are entitled to vote at the 2009 Annual Meeting of Stockholders or at any adjournment(s) of the meeting.

By Order of the Board of Directors,

ALLEN F. WISE
Chief Executive Officer

Bethesda, Maryland
April 10, 2009

YOUR VOTE IS IMPORTANT. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE
VOTE. YOU MAY VOTE BY TOLL-FREE TELEPHONE OR BY THE INTERNET.
IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY VOTE BY COMPLETING,
DATING, SIGNING AND RETURNING THE PROXY CARD IN THE ACCOMPANYING
POSTAGE-PAID RETURN ENVELOPE. PLEASE SEE INSTRUCTIONS
ON THE PROXY CARD.

6705 Rockledge Drive, Suite 900
Bethesda, MD 20817-1850
301-581-0600

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2009

This proxy statement is furnished to stockholders of Coventry Health Care, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2009 Annual Meeting of Stockholders of the Company to be held on Thursday, May 21, 2009, at 8:30 a.m., Eastern Daylight Saving Time, at The Fairmont, Washington DC, 2401 M Street, N.W., Washington, District of Columbia 20037, Telephone (202) 429-2400, or at any adjournment of the meeting (the “2009 Annual Meeting”).

On April 10, 2009, we mailed to our stockholders a notice containing instructions on how to access this proxy statement, our annual report and other proxy materials online, and how to vote online. If you prefer to receive the proxy materials in the mail and to vote by mail, the notice also contains instructions on how to request a printed copy of the proxy materials. You will not receive a printed copy of the proxy materials in the mail unless you specifically request them.

QUESTIONS AND ANSWERS

What is the purpose of the 2009 Annual Meeting?

You will be asked to consider and vote upon four proposals: (i) to elect three individuals to serve as Class III Directors of the Company until the annual meeting of stockholders to be held in 2012; (ii) to act upon a proposal to approve the Company’s 2004 Incentive Plan, as amended and restated; (iii) to approve the use of certain performance goals in the Company’s 2004 Incentive Plan; and (iv) to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2009. The Board is not aware of any other matters to be presented for action at the 2009 Annual Meeting. However, if other matters are presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Rules adopted by the Securities and Exchange Commission (the “SEC”) allow us to provide access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of the Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice and in this proxy statement. In addition, stockholders may request receipt of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

When will this proxy statement be sent to stockholders?

On April 10, 2009, we mailed to our stockholders of record and beneficial owners the Notice containing instructions on how to access this proxy statement and other proxy materials online. A copy of this proxy statement, the Company’s 2008 Annual Report and other proxy materials are posted at www.proxyvote.com (simply enter your 12- or 14-digit control number listed on the Notice and click “Submit”). You may also request printed copies of this proxy statement, the 2008 Annual Report and other proxy materials by following the instructions in the Notice.

Who is entitled to vote?

Only stockholders of record at the close of business on Monday, March 23, 2009, the record date for the meeting (the “Record Date”), are entitled to receive notice of and to vote at the 2009 Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you owned on that date.

How many votes do I have?

You will have one vote for every share of the Company’s common stock that you owned on the Record Date.

Who is soliciting my vote?

Your vote is being solicited by and on behalf of the Board.

How will we solicit proxies and who is paying for this proxy solicitation?

The cost of soliciting proxies will be borne by us. These costs include the expense of preparing, assembling, printing and mailing the Notice to stockholders of record and beneficial owners, mailing the printed proxy materials to stockholders (who so request), and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a proxy soliciting firm, to assist in the solicitation of proxies in conjunction with the 2009 Annual Meeting for an estimated fee of $10,000 plus reimbursement of disbursements made on the Company’s behalf. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies on our behalf personally or by telephone, without additional compensation. We will also solicit proxies by e-mail from stockholders who are our employees or who previously requested to receive proxy materials electronically.

How many votes can be cast by all stockholders?

On March 23, 2009, the Record Date, there were 148,476,954 shares of the Company’s common stock outstanding and eligible to vote on each matter brought before the meeting. Each outstanding share of common stock is entitled to one vote on all matters.

How many votes must be present to hold the meeting?

A quorum must be present to hold the 2009 Annual Meeting. A “quorum” is a majority of the outstanding shares eligible to vote. Such shares may be present at the meeting or represented by proxy. Any stockholder of record present at the 2009 Annual Meeting, but who abstains from voting, will be counted for purposes of determining whether a quorum is present. If a quorum is not present, the 2009 Annual Meeting may be adjourned from time to time until a quorum is present or represented by proxy.

How many votes are required for each proposal?

Election of Directors.  On March 5, 2009 the Board amended and restated the Company’s Bylaws (the “Bylaws”) to establish a standard of majority voting in uncontested director elections. Under this standard, the affirmative vote of a majority of votes cast for each director nominee represented in person or by properly executed proxy at the meeting is required to approve the election of each such nominee. A majority of votes cast means that the number of shares voted “for” a nominee exceeds the shares voted “against” with respect to the nominee. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the 2009 Annual Meeting, but will not be deemed to be votes cast for the purpose of tabulating the vote in the election of directors.

Other matters.  The affirmative vote of a majority of the shares of the Company’s common stock present or represented by properly executed proxy at the 2009 Annual Meeting and entitled to vote is required (i) to approve the Company’s 2004 Incentive Plan, as amended and restated, (ii) to approve the use of certain performance goals in the Company’s 2004 Incentive Plan, (iii) to ratify the selection of Ernst & Young LLP as the Company’s independent auditor and (iv) to act upon all other business that may properly come before the 2009 Annual Meeting or any adjournment(s) thereof.

Why are approval of the Company’s 2004 Incentive Plan, as amended and restated, and the approval of the performance goals under such plan being presented as two separate proposals?

Although both the amendment and restatement of the 2004 Incentive Plan (to, among other things, increase the amount of shares authorized for issuance thereunder by 5,500,000) and approval of the performance goals thereunder are, in the Company’s view, in the best interest of its stockholders, we believe that they should be considered separately — the latter is simply a re-approval of previously approved performance goals that is required for tax deductibility, while the former will enhance the Company’s ability to continue to motivate and retain its personnel with equity incentives. Even if a stockholder opposes the 2004 Incentive Plan, as amended and restated, we nevertheless want that stockholder to be able to vote in favor of the performance goals to allow the Company to continue to take advantage of certain tax deductions with respect to its performance-based executive compensation.

How do I vote?

You can vote either in person by attending the 2009 Annual Meeting or by proxy without attending the 2009 Annual Meeting. To vote by proxy, you must either:

•	vote by telephone (instructions are on the proxy card); or

•	vote by internet (instructions are in the Notice you received in the mail or are on the proxy card); or

•	if you requested and received printed copies of this proxy statement, 2008 Annual Report and other proxy materials, fill out the proxy card enclosed with the mailed materials, date and sign it, and return it in the accompanying postage-paid envelope.

Can I change or revoke my vote?

Yes. Just send in a new proxy card with a later date, cast a new vote by telephone or internet (only your last proxy submitted prior to the 2009 Annual Meeting will be counted), or send a written notice of revocation to the Company’s Corporate Secretary at 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850. If you attend the 2009 Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used. If your shares are held through a broker, bank or other institution in “street name,” you will need to obtain a proxy form from the institution that holds your shares.

How are the votes counted?

The votes are counted by an automated system administered by Broadridge Investor Communications Solutions, Inc. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the existence of a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and will have the effect of a vote against proposals, other than the election of directors. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved and will not be counted as votes cast for or against such proposal.

What is a “broker non-vote”?

Under current New York Stock Exchange rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. If a broker submits a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.” Since the election of directors, the approval of certain performance goals in the Company’s 2004 Incentive Plan and the ratification of Ernst & Young LLP as our independent auditors are routine matters, a broker may submit a proxy card voting shares at his or her discretion on these matters. Because the approval of the 2004 Incentive Plan, as amended and restated, is not a routine matter, your broker or nominee may not vote your shares on these matters without receiving instructions from you.

Where can I find voting results for the 2009 Annual Meeting?

The voting results will be published in the Company’s Form 10-Q for the period ending June 30, 2009. The Form 10-Q will be filed with the SEC on or before August 10, 2009.

Can I access the Company’s proxy materials and annual report electronically?

The Notice mailed to you contains instructions on how to access our proxy materials and vote over the internet. This proxy statement, our 2008 Annual Report and other proxy materials are also available on our internet website at www.coventryhealthcare.com (accessible through the “Investor Relations” link). Opting to access your proxy materials online saves us the cost of producing and mailing the proxy materials to your home or office and gives you an automatic link to the proxy voting site.

Additionally, you may choose to receive future proxy materials (including the Notice) by e-mail, which will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials (including the Notice) by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

What is “householding” and how does it affect me?

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single Notice and, to the extent requested, a single set of these proxy materials to any household at which two or more stockholders reside if we believe they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, the Company has not instituted this procedure, but may do so in the future.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of the Company’s common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement, 2008 Annual Report or other proxy materials, or wish to revoke your decision to household. These options are available to you at any time.

CORPORATE GOVERNANCE

Code of Ethics

The Company is dedicated to conducting its business in accordance with the highest standards of ethical conduct, uncompromising integrity and compliance with all federal, state and local laws governing its business. Accordingly, the Company has established a Code of Business Conduct and Ethics (the “Code of Ethics”) to assure uniformity in standards of conduct, which applies to all of the Company’s directors, officers, employees (including our Chief Executive Officer, Chief Financial Officer and Controller) and representatives and to relationships with stockholders, customers, vendors, competitors, auditors and all public and governmental bodies. In support of the Code of Ethics, the Company appointed a Chief Compliance Officer and all employees are required to participate in annual compliance training. Violations may be reported as provided in the Code of Ethics, including by an anonymous telephone hotline. The Audit Committee monitors the implementation and enforcement of the Code of Ethics. The Code of Ethics, as amended, is available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com. In addition, a copy of the Code of Ethics is available in print at the request of any stockholder. Requests should be sent to the following address: Corporate Secretary, Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850.

Director Independence

The Board has determined that seven of its ten directors, including all members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, are “independent” as defined by the listing standards of the New York Stock Exchange, by the SEC and all of its applicable rules and regulations, as well as for purposes of Rule 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the New York Stock Exchange. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director must be free of any relationship with the Company or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any contractual relationships that may exist with a director or a related party or interest. The seven independent directors are: Joel Ackerman, L. Dale Crandall, Lawrence N. Kugelman, Daniel N. Mendelson, Rodman W. Moorhead, III, Elizabeth E. Tallett and Timothy T. Weglicki.

Related Person Transactions Policy

The Board recognizes that transactions or relationships with the Company and its directors, executive officers, significant stockholders and their immediate family members may involve potential conflicts of interest. As a result, the Board adopted a written Related Person Transactions Policy (the “Policy”) requiring the prior approval of the Nominating/Corporate Governance Committee before a related person may enter into a transaction or relationship in which the Company is a participant and the related person would have a direct or indirect material interest, unless such transaction is available to all employees or involves less than $25,000. Under the Policy, any proposed related person transactions are reviewed at the regularly scheduled meetings of the Nominating/Corporate Governance Committee. Additionally, ongoing relationships are periodically reviewed and assessed to ensure compliance and fairness to the Company and there is a general presumption that a related person transaction will not be approved. A related person transaction may be approved if, after a full review, the disinterested members of the Nominating/Corporate Governance Committee determine that the transaction is being made at arm’s length and is fair to the Company. The Policy is available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com.

Stockholder Nominees

The policy of the Nominating/Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Company’s Board and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder nominations proposed for consideration by the Nominating/Corporate Governance Committee should be addressed to: Corporate Secretary, Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850.

To be timely considered by the Nominating/Corporate Governance Committee, director nominations submitted by stockholders for the 2010 Annual Meeting must be delivered to or mailed and received by the Corporate Secretary at the Company’s address (above) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (i.e. not earlier than January 21, 2010 and not later than February 20, 2010); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received no later than the close of business on the later of 70 days prior to the date of the meeting or 10 days following the day on which public announcement of the meeting was made.

A stockholder’s notice must include (a) the proposed nominee’s name, qualifications and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) certain other information regarding the stockholder proponents, its associated persons, its financial interests in the Company and other matters, as required by the Company’s Bylaws as to the stockholder giving such notice.

No person is eligible for election as a director of the Company unless nominated in accordance with the procedures required by the Company’s Bylaws. The Chair of the Board may, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Company’s Bylaws, and if he should so determine, the defective nomination will be disregarded.

The procedures described above do not supersede the requirements or conditions established by the SEC for stockholder proposals to be included in the Company’s proxy statement for future stockholder meetings. See “Stockholder Proposals” on page 49 of this proxy statement.

Director Qualifications

The Company’s Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating/Corporate Governance Committee for positions on the Company’s Board. Under these criteria, not less than a majority of the members of the Board must be independent and the Board members must have the highest professional and personal ethics and values consistent with the Company’s values and standards. Other criteria that will be considered are prior experience as a director, knowledge of the Company’s business and industry and broad experience at the operational, financial, regulatory or policy making level(s) in business. Diversity, age and skills in the context of the needs of the Board are also considerations. The members should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. The Corporate Governance Guidelines are available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com. In addition, a copy of the Corporate Governance Guidelines is available in print to any stockholder that requests one by writing to the following address: Corporate Secretary, Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850.

Identifying and Evaluating Nominees for Directors

The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director that may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating/Corporate Governance Committee and may be considered at any point during the year.

As described above, the Nominating/Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of stockholder status of persons proposing candidates, recommendations are collected and considered by the Nominating/Corporate Governance Committee at a regularly scheduled meeting prior to the issuance of the proxy statement for the Company’s annual meeting of stockholders. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating the nominations, the Nominating/Corporate Governance Committee uses the same criteria for all nominees and the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Executive Sessions

Executive sessions of non-management directors of the Board and its committees are held on a regular basis at quarterly and special meetings. In 2008, Allen F. Wise, as Chairman of the Board, chaired the executive sessions. On January 30, 2009, Dale B. Wolf resigned as president and chief executive officer of the Company, and Allen F. Wise became chief executive officer. Executive sessions in 2009 will be chaired by the Company’s lead director, Elizabeth E. Tallett, who is an independent director elected by the non-management directors. Any independent director can request that an additional executive session be scheduled. See “Communications With The Board” below for the process by which stockholders may communicate with non-management directors of the Board.

Directors’ Attendance at Annual Meetings of Stockholders

Although directors are invited and are always welcome to attend the annual stockholder meetings, the Company does not require their attendance. All directors attended the 2008 annual meeting of stockholders. For 2009, the Board scheduled its regular meeting in the second quarter to coincide with the 2009 Annual Meeting. The Company anticipates that all directors will attend the 2009 Annual Meeting.

Communications with the Board

Stockholders and interested parties may communicate with the Board, the Chair, or any other director or group of directors by submitting a letter in writing to such director(s), c/o Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850. If the communication relates to the Company’s ethics or business conduct, financial statements, accounting practices or internal controls, the communication should be submitted in writing addressed to: Audit Committee Chair, Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850. If the communication relates to other matters that are within the scope of the responsibilities of the Board and/or its committees, the communication will be forwarded to the appropriate director. Stockholder communications may be submitted confidentially or anonymously. Solicitations, advertisements and obviously inappropriate communications will not be forwarded, but will be made available to any director who wishes to view them.

Board Meetings

During the 2008 fiscal year, the Board held four regular meetings, one special in-person meeting, and four special telephonic meetings. All members of the Board attended at least 75% of the meetings held by the Board and by the committees of which they were members.

Committees of the Board

Audit Committee.  The Audit Committee is comprised of three directors who are independent of the management of the Company and independent of any relationship that, in the opinion of the Board, would interfere with the exercise of their independent judgment as members of the Audit Committee. The members of the

Audit Committee are Lawrence N. Kugelman (Chair), L. Dale Crandall and Elizabeth E. Tallett. Mr. Crandall and Ms. Tallett each serve on the audit committees of more than three public companies. The Board has considered their commitments to serve on the other audit committees and has affirmatively determined that such simultaneous service does not impair the ability of Mr. Crandall or Ms. Tallett to serve effectively on the Audit Committee of the Company’s Board.

The Audit Committee’s responsibilities include:

•	overseeing the adequacy and effectiveness of systems and controls in place to reasonably assure the fair presentation of the Company’s financial statements;

•	appointing, dismissing, overseeing the qualifications and performance of and determining the compensation paid to the external and internal auditors;

•	reviewing and approving the scope of audits and related fees;

•	interfacing directly with the internal and external auditors in executive sessions and otherwise;

•	monitoring compliance with legal and regulatory requirements and the Company’s Code of Business Conduct and Ethics; and

•	reviewing the adequacy and effectiveness of internal policies and procedures regarding audits, accounting and other financial controls.

The current charter of the Audit Committee, as amended, is available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com, and provides a detailed description of its responsibilities. In addition, a copy of the current charter is available in print to any stockholder upon request by writing to the following address: Corporate Secretary, Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850. During the 2008 fiscal year, the Audit Committee held four regular meetings, three pre-earnings release telephonic meetings, and two special telephonic meetings.

The Board has determined that all audit committee members are financially literate under the current listing standards of the New York Stock Exchange. The Board also determined that L. Dale Crandall qualifies as an “audit committee financial expert” as defined by rules and regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee is currently comprised of three directors who are independent of the management of the Company. The members of the Nominating/Corporate Governance Committee are Joel Ackerman (Chair), Daniel N. Mendelson and Timothy T. Weglicki.

The Nominating/Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the Board;

•	considering nominees made by stockholders in accordance with the Company’s Bylaws;

•	recommending to the Board the director nominees for the next annual meeting of stockholders; and

•	developing and recommending to the Board a set of corporate governance principles applicable to the Board and its members.

Nominations for election to the Board may be made by or at the direction of the Nominating/Corporate Governance Committee or by any eligible stockholder entitled to vote for the election of directors. See “Corporate Governance — Stockholder Nominees” at page 5 of this proxy statement. The current charter of the Nominating/Corporate Governance Committee, which is available under “Corporate Governance” accessible through the “Investor Relations”’ link on the Company’s website at www.coventryhealthcare.com, provides a detailed description of its responsibilities. In addition, a copy of the current charter is available in print to any stockholder who requests one by writing to the following address: Corporate Secretary, Coventry Health Care, Inc., 6705

Rockledge Drive, Suite 900, Bethesda, MD 20817-1850. During fiscal year 2008, the Nominating/Corporate Governance Committee held four regular meetings.

Compensation Committee.  The Compensation Committee is comprised of three directors who are independent of the management of the Company. The Committee’s general responsibilities include:

•	participating in the development of and overseeing the compensation policies and objectives of the Company;

•	determining the amount of compensation paid to the Chief Executive Officer of the Company and approving the amount of compensation paid to the Company’s senior executives;

•	evaluating and recommending to the Board the compensation of non-employee directors;

•	authorizing equity awards and other compensation; and

•	evaluating the Company’s incentive compensation programs and approving the performance targets for each program.

The current charter of the Compensation Committee, which is available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com, provides a detailed description of its responsibilities. In addition, a copy of the current charter is available in print to any stockholder that requests one by writing to the following address: Corporate Secretary, Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850. During fiscal year 2008, the Compensation Committee held four regular meetings and three special telephonic meetings. The members of the Compensation Committee are L. Dale Crandall (Chair), Rodman W. Moorhead, III and Timothy T. Weglicki.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2008, the Compensation Committee was comprised of L. Dale Crandall (Chair), Rodman W. Moorhead, III, and Timothy T. Weglicki, none of whom had at any time been an officer or employee of the Company or any of its subsidiaries. During 2008, no interlocking relationship existed between any officer, member of the Board or the Compensation Committee and any officer, member of the board of directors or compensation committee of any other company.

The Code of Business Conduct and Ethics, Corporate Governance Guidelines and current committee charters are available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com. In addition, a copy of one or more of these documents is available in print to any stockholder who submits a request in writing to the following address: Corporate Secretary, Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, Maryland, 20817.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Company’s Board shall consist of not less than three directors and may increase to such other number of directors as shall be determined by the Board from time to time. The Company’s Certificate of Incorporation provides that the directors shall be divided into three classes as nearly equal in number as possible. There are currently ten persons serving on the Board: three in Class I, three in Class II and four in Class III. At each annual meeting, directors of the class whose term of office expires in that year are elected for a three-year term. The Class III Directors’ terms of office expire in 2009.

The Board believes that eight (8) to twelve (12) directors is currently the optimal range to permit diversity of experience without hindering effective discussion of issues or diminishing individual accountability. Pursuant to the Company’s Certificate of Incorporation and the Company’s Bylaws, the number of directors is set by the affirmative vote of a majority of the full Board.

The nominees designated for election as Class III Directors at the 2009 Annual Meeting will, if elected, each serve three-year terms expiring at the annual meeting of stockholders in 2012. All of the nominees consented to being nominated and to serve if so elected. John H. Austin, M.D., a Class III director, will retire from the Board effective as of the adjournment of the Board meeting to be held the day before the 2009 Annual Meeting. Upon Dr. Austin’s retirement, the Board intends to reduce the size of the Board from ten to nine directors. However, the Nominating and Corporate Governance Committee is undertaking a search for a replacement director and the Board intends to increase the size back to ten directors when a replacement director is identified.

The persons named in the proxy card that accompanies this proxy statement intend to vote the shares represented by such proxy “for” the election of the nominees named herein, unless contrary instructions are received. If any of the nominees named below should be unable to accept nomination or election as a director at the 2009 Annual Meeting, an event which the Board does not anticipate, the persons named in the proxy may vote for such other person or persons as may be designated by the Board.

The following table provides information about the persons nominated to serve as Class III Directors, as well as the persons serving as Class I and Class II Directors whose terms continue until the 2010 or 2011 annual meeting of stockholders, respectively:

Nominees for Class III Directors with Three-Year Terms Expiring in 2012

Name	Age	Committee Memberships/Chair

Daniel N. Mendelson	44	Nominating/Corporate Governance Committee
Rodman W. Moorhead, III	65	Compensation Committee
Timothy T. Weglicki	57	Compensation Committee, Nominating/ Corporate Governance Committee

Continuing Class I Directors with Three-Year Terms Expiring in 2010

Name	Age	Committee Memberships/Chair

L. Dale Crandall	67	Audit Committee, Compensation Committee (Chair)
Elizabeth E. Tallett	59	Audit Committee, Lead Director
Allen F. Wise	66	Executive Chair of the Board

Continuing Class II Directors with Three-Year Terms Expiring in 2011

Name	Age	Committee Memberships/Chair

Joel Ackerman.	43	Nominating/Corporate Governance Committee (Chair)
Lawrence N. Kugelman	66	Audit Committee (Chair)
Dale B. Wolf	54	—

Business Experience of Nominees and Continuing Directors

CLASS III DIRECTOR NOMINEES
(TO BE ELECTED; TERMS EXPIRE IN 2012)

Daniel N. Mendelson has been a director of the Company since May 2005. Mr. Mendelson is President and Chief Executive Officer of Avalere Health, a strategic advisory company that provides guidance and syndicated research for clients in the healthcare industry, government and the not-for-profit sector. Prior to founding Avalere Health in 2000, he served as Associate Director for Health at the White House Office of Management and Budget in Washington, D.C. Mr. Mendelson is a director of PharMerica Corporation, a pharmaceutical services company serving patients in hospital and long-term care settings.

Rodman W. Moorhead, III has been a director of the Company since May 1997. Mr. Moorhead is a private investor. In December 2006, he retired from Warburg Pincus LLC, a private equity and venture capital firm in New York, where he was a Managing Director and Senior Advisor and had been employed since 1973. From June 1998 to present he has served as a director of Scientific Learning Corporation, a computer-based special education training company.

Timothy T. Weglicki has been a director of the Company since August 2001. Mr. Weglicki is a Founding Partner of ABS Capital Partners, a private equity fund located in Baltimore, Maryland. Mr. Weglicki has been with ABS since December 1993. Mr. Weglicki is a director of American Public Education, Inc., a leading provider of online post-secondary education focused primarily on serving the military and public service communities.

CLASS I DIRECTORS
(TERMS EXPIRE IN 2010)

L. Dale Crandall has been a director of the Company since January 1, 2004. Mr. Crandall previously served in various management positions with Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals, including President and Chief Operating Officer from March 2000 until his retirement in June 2002, and Senior Vice President, Finance and Administration, from June 1998 until March 2000. He is also a member of the boards of directors of UnionBanCal Corporation, a wholly-owned subsidiary of MUFG, whose primary subsidiary is Union Bank, N.A., Ansell Limited, a global provider of healthcare barrier protection products, Metavante Technologies, Inc., a provider of banking and payment technologies, Serena Software, Inc., an enterprise software company, Bridgepoint Education Inc., a provider of post-secondary education, and a Trustee of five funds in the Dodge and Cox family of mutual funds.

Elizabeth E. Tallett has been a director of the Company since March 1998. Ms. Tallett has been a Principal of Hunter Partners, LLC, which provides management services to developing life sciences companies, since July 2002. Ms. Tallett is also a director of IntegraMed America, Inc., a health services management company specializing in fertility and assisted reproductive technology, Meredith Corporation, a media and marketing company, Principal Financial Group, Inc., a global financial institution, and Varian, Inc., an analytical scientific instruments company.

Allen F. Wise became our Chief Executive Officer in January 2009. He has been a director of our Company since October 1996 and has been Chair of the Board since January 2005 and Executive Chair of the Board since December 2008. He was President and Chief Executive Officer of our Company from October 1996 to December 2004.

CLASS II DIRECTORS
(TERMS EXPIRE IN 2011)

Joel Ackerman has been a director of the Company since November 1999. Mr. Ackerman is a private investor. From January 1998 to September 2008, he served as a general partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC. He is a director of Medical Staffing Network Holdings, Inc., a leading medical staffing company and provider of per diem nurse staffing services and Kindred Healthcare, Inc. a company operating long-term acute care hospitals, skilled nursing centers and contract rehabilitation services.

Lawrence N. Kugelman has been a director of the Company since August 1992. He has been a director of Arcadian Management Services, Inc., a company that owns and manages rural health care provider networks and Medicare health maintenance organizations, since July 2001, and a director since October 2002 of Valeant Pharmaceuticals International (formerly Valeant Pharmaceuticals, Inc.), a global, research-based pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, research and diagnostic products. Since 2003, he has been a Director of AccentCare, Inc., a company which provides in-home health care and support services. Mr. Kugelman has been a private investor and business consultant since October 1996.

Dale B. Wolf has been a director since January 2005.  He was the Chief Executive Officer of our Company from January 2005 to January 2009 and President of our Company from July 2008 to January 2009. Prior to that he served as Executive Vice President, Chief Financial Officer and Treasurer of our Company from December 1996 to December 2004. He is a director and a member of the audit committee and chair of the compensation committee of Catalyst Health Solutions, Inc., a provider of pharmacy benefit management services and supplemental benefits. Mr. Wolf is a Fellow of the Society of Actuaries.

Vote Required

On March 5, 2009 the Board amended and restated the Company’s Bylaws to establish a standard of majority voting in uncontested director elections. Under this standard, the affirmative vote of a majority of the votes cast for the director nominee represented in person or by proxy is required to approve the election of each of the company’s nominees. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the 2009 Annual Meeting but will not be deemed to be votes cast for purposes of tabulating the vote. Your proxy cannot be voted for a greater number of persons than the number of nominees named.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS III DIRECTORS.

VOTING STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information, as of Monday, March 23, 2009, the Record Date, regarding the beneficial ownership of the Company’s common stock by (i) each person or group known by the Company to be the beneficial owner of more than five percent of the common stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. The number of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. On the Record Date, 148,476,954 shares of the Company’s common stock were outstanding.

For purposes of the table, a person or group of persons is deemed to beneficially own shares of common stock issuable upon the exercise of stock options that are currently exercisable or that become exercisable within 60 days from the date set forth above. For purposes of computing the percentage of outstanding common stock held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after the date set forth above are deemed outstanding, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. The Company believes that the beneficial owners of the common stock listed in the table below, based on information furnished by such owners, have sole voting and dispositive power (or shares such powers with his or her spouse) with respect to such shares, except as explained in the footnotes to the table.

	Number of Shares
	of Common Stock		Percent of
Name and Address of Beneficial Owner(1)	Beneficially Owned		Common Stock

Janus Capital Management LLC(2)	10,152,792		6.84%
151 Detroit Street Denver, CO 20549
Wellington Management Company, LLP(3)	20,856,644		14.05%
75 State Street, Boston, MA 02109
FMR LLC(4)	14,878,151		10.02%
82 Devonshire Street, Boston, MA 02109
Vanguard Specialized Funds — Vanguard Health Care Fund(5)	9,386,300		6.32%
100 Vanguard Blvd. Malvern, PA 19355
Joel Ackerman	25,449	(6)	*
John H. Austin, M.D.	92,521	(6)	*
L. Dale Crandall	42,459	(6)	*
Lawrence N. Kugelman	52,830	(6)	*
Daniel N. Mendelson	36,547	(6)	*
Rodman W. Moorhead, III	55,368		*
Elizabeth E. Tallett	50,643	(6)	*
Timothy T. Weglicki	70,748	(6)	*
Allen F. Wise	98,746		*
Dale B. Wolf	2,541,264	(6)	1.69%
Shawn M. Guertin	558,663	(6)	*
Thomas C. Zielinski	161,189	(6)	*
James E. McGarry	195,285	(6)	*
Thomas P. McDonough	1,021,605	(6)	*
Francis S. Soistman, Jr.	538,108	(6)	*
All executive officers and directors as a group (18 persons)	5,836,182	(7)	3.82%

*	Less than one percent

(1)	The address of each director and executive officer of the Company is as follows: c/o Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850.

(2)	According to the Schedule 13G/A filed on February 17, 2009, by Janus Capital Management LLC (“Janus Capital”), a registered investment advisor, Janus Capital has a direct 89.9% ownership stake in INTECH and a direct 78.4% ownership stake in Perkins Investment Management, LLC (“Perkins”), which are registered investment advisers. Due to the holding structure, shares owned by Janus Capital, INTECH and Perkins are aggregated for purposes of the Schedule 13G filing. Each furnishes investment advice to various registered investment companies and to individual and institutional clients (the “Managed Portfolios”). Janus Capital may be deemed to be the beneficial owner of 8,535,735 shares or 5.7% of Coventry’s shares outstanding held by the Managed Portfolios. Janus Capital has sole voting power and sole dispositive power with respect to 8,535,735 shares, and shared voting power and shared dispositive power with respect to 1,617,057 shares.

(3)	According to the Schedule 13G/A filed on February 17, 2009, by Wellington Management Company, LLP (“Wellington Management”), a registered investment advisor, Wellington Management may be deemed to beneficially own 20,856,644 shares or 14% of Coventry’s shares outstanding held of record by clients of Wellington Management. Wellington Management has shared power to vote or direct the vote with respect to 8,978,114 shares and shared power to dispose or to direct the disposition of 20,856,644 shares. Though these shares are deemed to be beneficially owned by Wellington Management, in its capacity as an investment advisor, they are owned of record by clients of Wellington Management. No one client of Wellington Management has the rights or powers with respect to five percent or more of this class of securities, except Vanguard Specialized Funds — Vanguard Health Care Fund. See footnote 5 below regarding Vanguard’s beneficial ownership.

(4)	According to the Schedule 13G filed on February 17, 2009, by FMR LLC, 14,038,035 shares or 9.423% of Coventry’s shares outstanding are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity Low Priced Stock Fund, an investment company owned by Fidelity Management & Research Company, beneficially owns 13,496,900 shares or 9.06% Coventry’s shares outstanding. Edward C. Johnson III, Chairman of FMR LLC, and FMR LLC, through control of Fidelity Management & Research Company, each has sole dispositive power as to 14,038,035 shares of our common stock. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 750,000 or .503% of Coventry’s shares outstanding as a result of its serving as investment advisor to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson III and FMR LLC, through control of Pyramis Global Advisors, LLC, each has sole dispositive power and the sole power to vote or direct the voting of 750,000 shares or our common stock. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 90,116 shares or .06% of Coventry’s shares outstanding as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson III and FMR LLC, through control of Pyramis Global Advisors Trust Company, each has sole dispositive power and the sole power to vote or direct the voting of 90,116 shares or our common stock.

(5)	According to the Schedule 13G/A filed on February 13, 2009, by Vanguard Specialized Funds — Vanguard Health Care Fund (“Vanguard”), an Investment Company registered under Section 8 of the Investment Company Act of 1940, Vanguard has the sole power to vote or direct the vote of 9,386,300 of Coventry’s shares outstanding. Vanguard is a client of Wellington Management, which serves as Vanguard’s investment advisor. See footnote 3 above.

(6)	Includes the following shares issuable upon exercise of stock options that are currently exercisable or which become exercisable within 60 days of the date set forth above: L. Dale Crandall, 34,955 shares; Lawrence N. Kugelman, 23,943 shares; Daniel N. Mendelson, 22,500 shares; Elizabeth E. Tallett, 34,013 shares; Timothy T. Weglicki, 27,666 shares; Dale B. Wolf, 2,204,000 shares; Shawn M. Guertin, 403,125 shares, Thomas C. Zielinski, 87,500 shares; James E. McGarry, 126,250 shares; Thomas P. McDonough, 812,500 shares and Francis S. Soistman, Jr., 373,013 shares.

Also includes the following shares issuable at settlement of vested restricted Stock Units awarded under the Company’s Deferred Compensation Plan for Non-Employee Directors: Joel Ackerman, 16,022 shares; John H. Austin, M.D., 3,950 shares; L. Dale Crandall, 4,004 shares; Lawrence N. Kugelman, 2,962 shares; Daniel N. Mendelson, 14,047 shares; Elizabeth E. Tallett, 3,055 shares; and Timothy T. Weglicki, 5,132 shares. Each restricted Stock Unit is the economic equivalent of one share of the Company’s common stock and would receive dividend equivalents but no voting rights. They are included in the above table because of the potential that a settlement and distribution could occur (upon a change of control, death or termination of a director’s tenure on the Board) within 60 days of the date set forth above.

(7)	All executive officers and directors as a group (18 persons) hold exercisable stock options and vested shares of restricted stock or restricted Stock Units totaling 4,440,887 shares.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD

With respect to the fiscal year ended December 31, 2008, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis, set forth on pages 15 through 24 of this proxy statement, as required by Item 402(b) of Regulation S-K; and

2. Based on the review and discussions referred to in paragraph 1, above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A filed with the SEC.

COVENTRY HEALTH CARE
COMPENSATION COMMITTEE
L. Dale Crandall (Chair)
Rodman W. Moorhead, III
Timothy T. Weglicki

COMPENSATION DISCUSSION & ANALYSIS

The following is a discussion of the objectives and elements of our compensation program for our named executive officers and the application of such program in 2008. This information should be read in conjunction with the Summary Compensation Table and other tables and narratives contained in this proxy statement. For 2008, the following individuals were our named executive officers.

•	Dale B. Wolf, President and Chief Executive Officer. Mr. Wolf resigned effective January 30, 2009 and was succeeded by Allen F. Wise, our Chairman of the Board, as Chief Executive Officer. Mr. Wise had previously served as the Company’s President and Chief Executive Officer from 1996 to 2004;

•	Shawn M. Guertin, Executive Vice President, Chief Financial Officer and Treasurer;

•	Thomas P. McDonough, President, retired effective July 1, 2008;

•	James E. McGarry, Senior Vice President and President, Workers’ Compensation Division;

•	Francis S. Soistman, Jr., Executive Vice President, Government & Individual Business Division. Mr. Soistman submitted his resignation to the Company on March 2, 2009; and

•	Thomas C. Zielinski, Executive Vice President and General Counsel.

Compensation Philosophy

The Company’s compensation program is designed to meet three primary objectives:

1. To provide incentives for delivery of stockholder value;

2. To establish a direct relationship between compensation and performance by the individual and the Company; and

3. To create short-term and long-term incentives that motivate executives and are competitive with our peer group so the Company can attract and retain talent.

The guiding principles supporting the Company’s compensation philosophy and program include:

1. Aligning executive compensation with achievement of Company goals and objectives that reinforces “pay for performance”;

2. Creating an ownership culture by linking compensation to the achievement of performance goals that enhance stockholder value and by adopting stock ownership guidelines that promote a long-term perspective; and

3. Monitoring and benchmarking peer group best practices to ensure that the Company’s compensation program is consistent with its philosophy. The Company has assembled a peer group of healthcare insurance competitors based on an analysis of:

a. Market capitalization;

b. Revenue; and

c. Similar broad-based product and service offerings.

The Company’s peer group for 2008 was comprised of the following nine public healthcare insurance companies:

Aetna Inc.

AMERIGROUP Corp.

Assurant, Inc.

CIGNA Corporation

Health Net, Inc.

Humana Inc.

UnitedHealth Group Incorporated

WellCare Health Plans, Inc.

WellPoint Health Networks, Inc.

Consistent with its pay-for-performance philosophy, the Company believes that the guaranteed components of compensation, in particular, base salaries and related benefits, or “fixed compensation costs”, should constitute a relatively low percentage of overall compensation. By contrast, the Company believes that components of compensation that vary based on performance goals or the value of the Company’s common stock, such as incentive bonuses and performance-based equity grants, should comprise a significant portion of total compensation. The Company seeks to set executive base salaries and related benefits at the median of its peer group, while performance-based pay is designed such that total compensation will exceed the 75th percentile of its peer group if pre-established performance goals are achieved.

Because the Company did not fully achieve its performance goals in 2008, the named executive officers did not receive any cash incentive bonuses under our Executive Management Incentive Plan (“EMIP”). They also forfeited allocations under our Mid-Term Executive Retention Program (“Mid-Term Plan”) and forfeited certain performance-based restricted stock awards. The table below shows the amounts of compensation that each of the Company’s named executive officers forfeited or otherwise did not earn with respect to 2008.

2008 FORFEITED COMPENSATION
NAMED EXECUTIVE OFFICERS

			Performance Based	Total Value of
	Cash Incentive	Mid-Term	Restricted Stock	Forfeited Cash
	Bonus Not	Plan Amount	Amount	and Equity
Named Executive Officer(1)	Forfeited(2)	Forfeited(3)	Forfeited(4)	Compensation

Wolf	$1,447,500	$2,068,875	$3,536,000	$7,052,375
Guertin	$427,500	$631,800	$1,679,600	$2,783,900
McGarry	$290,500	$152,550	$552,500	$995,554
Soistman	$450,000	$783,000	$1,326,000	$2,559,000
Zielinski	$356,250	$415,800	$884,000	$1,656,050

(1)	Mr. McDonough is not included in this table because he retired from the Company effective July 1, 2008 and therefore was not eligible for an EMIP cash bonus, Mid-Term Plan award or restricted stock award in 2008.

(2)	Amount of target cash bonus awards under our 2008 EMIP that were forfeited.

(3)	Total allocations for 2008 under our Mid-Term Plan that were forfeited.

(4)	The performance-based shares of restricted stock awarded to the Company’s named executive officers in May 2008 were forfeited due to the Company’s failure to fully achieve performance goals. The value of such shares is based on the closing price of Company common stock per share of $44.20 on May 19, 2008, the date of the award. As discussed in greater detail below, the Company, in light of its own performance, external market conditions and its desire to retain and motivate key personnel, made a one-time grant of time-based restricted stock to certain management-level employees on September 26, 2008. Any executive who received such a grant of restricted stock was required to enter into a restrictive covenants agreement with the Company that includes non-compete and “claw-back” provisions.

Compensation Approval Process

The Compensation Committee adopts executive compensation programs that provide a mix of cash- and equity-based awards for the achievement of business plan results and other strategic objectives, the creation of stockholder value and superior individual performance. Incentive compensation awards vary with the level of performance achieved. The compensation programs include what the Company believes are high performance goals that are challenging to achieve and that take into account both Company and individual performance. This approach to compensation is designed to align the short-term and long-term interests of the Company’s executives with those of its stockholders.

Executive officers provide input regarding selection of the Company’s peer group, the development of compensation programs that attract and retain talented executives, and the selection of performance measures that recognize individual performance while maximizing stockholder value. The chief executive officer provides recommendations to the Compensation Committee regarding the compensation of our named executive officers (other than his own compensation). The Compensation Committee, working in conjunction with its independent, retained executive compensation consultant, Frederic W. Cook & Co., Inc., supplements and evaluates this executive input.

The Compensation Committee reviews a tally sheet for members of executive management that describes each element of compensation, including base salary, annual cash incentive awards, equity awards, deferred compensation and perquisites. Tally sheets are updated throughout the year and reviewed when compensation issues are considered. A tally sheet review, with respect to proposed 2008 total compensation, was undertaken by the Compensation Committee and was then presented to the entire board of directors for evaluation and discussion. The Compensation Committee also reviewed the tally sheets in connection with its review and approval of various elements of 2008 compensation, including base pay decisions, establishment of potential awards under the EMIP and allocations under the Mid-Term Plan.

The Compensation Committee determines the chief executive officer’s compensation and also evaluates and approves senior executive compensation levels recommended by the chief executive officer. The Compensation Committee also reviews, evaluates, and recommends non-management director compensation to the Board. In addition, each year, the Compensation Committee evaluates its own performance and reviews its Committee

Charter. Any proposed changes to the Committee Charter are reported to the board of directors with recommendation for approval.

The Compensation Committee believes that the current allocation of compensation among the components of total compensation for senior executives does not encourage such executives to take excessive or unnecessary risks that may threaten the value of the Company. The Compensation Committee will continue to monitor its executive compensation practices as they relate to such risk issues in 2009.

The Company considers the impact of Internal Revenue Code Section 162(m) in the design of its compensation strategies. Under Section 162(m) of the Internal Revenue Code, compensation paid to executive officers in excess of $1,000,000 cannot be taken by the Company as a tax deduction unless the compensation qualifies as performance-based compensation. The Company expects that performance awards paid to executives under its 2004 Incentive Plan, as amended, will qualify as performance-based compensation. However, the Company has determined that it will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) of the Internal Revenue Code if such limitation is not in the best interests of the Company and its stockholders. The Compensation Committee will monitor business and legal developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its stockholders.

Elements of Total Compensation

The Company seeks to achieve its compensation philosophy through a combination of components, referred to in the aggregate as total compensation. These components include:

Fixed Compensation Costs:  base salary and benefits;

Short-term Incentives:  annual bonus;

Long-term Incentives:  stock option grants and restricted stock awards.

Base Salary.  The Company views base salaries primarily as an attraction and retention device and a fixed compensation cost. The Company establishes base salaries at levels that are competitive with the median base salaries of executives at peer group companies. Base salaries for our named executive officers are considered annually by the Compensation Committee and increases are based on each individual’s level of performance during the past year and current position and responsibilities within the Company, as well as an analysis of peer group competitiveness. Benefits (such as life insurance, accidental death and dismemberment, and short- and long-term disability) are linked to base salary and are also fixed compensation costs that are generally targeted at market median competitiveness.

The Compensation Committee approved the following base salaries during 2008:

			% Increase
Named Executive Officer	2007 Base Salary	2008 Base Salary	Over 2007

Wolf	$925,000	$965,000	4.3%
Guertin	$525,000	$570,000	8.6%
McDonough	$885,000	$885,000	0.0%
McGarry	$415,000	$415,000	0.0%
Soistman	$575,000	$600,000	4.3%
Zielinski	$450,000	$475,000	5.6%

For 2008, the Compensation Committee determined that Messrs. McDonough and McGarry already earned base salaries within the median range of our peer group and as a result neither received an increase to base pay. Mr. Guertin was found to be below the median range for our peer group and was given an appropriate increase in base pay. The raises for our other officers reflected increases that the Compensation Committee determined to be appropriate in light of peer company compensation practices. The differences in base salaries among our named executive officers and, more generally, the differences among the amounts of their overall compensation and various elements of compensation, reflect the Company’s belief that its senior executives should be compensated in accordance with their relative levels of responsibility within the Company and the relative demands the Company places on them.

For 2009, the Compensation Committee has established base salaries of $600,000 each for Mr. Guertin and Mr. Zielinski. The $30,000 increase over 2008 base salary for Mr. Guertin is intended to bring him to the median for comparable executives in the Company’s peer group. Mr. Zielinski’s $125,000 increase over 2008 reflects his recently expanded duties and responsibilities within the Company, which now involve increased oversight of Company operating results, that occurred as part of changes in the executive management team. Mr. McGarry received no increase in base pay over 2008. The Company will report any material compensatory agreement that it enters into with Allen F. Wise with respect to his role as chief executive officer in accordance with SEC rules on Form 8-K.

Short-Term Incentives.  The purpose of the Company’s annual performance-based incentive plan is to recognize and reward executives for taking actions that build the value of the Company and generate competitive total returns to stockholders. In keeping with its pay-for-performance philosophy, at the beginning of 2008 the Company established the 2008 EMIP for certain senior executives, including the named executive officers.

The Compensation Committee established target performance goals under the 2008 EMIP of Company-wide fully diluted earnings per share (“EPS”) of $4.42, reflective of the Company’s 2008 budget and representing a year-over-year EPS growth of 11%. The Compensation Committee considered this to be a challenging goal in light of the operating results achieved by our peers and the overall competitiveness in the healthcare insurance market. The overall EPS target also served as the performance measure that had to be met as a condition to payment of Mid-Term Plan awards and the release of restrictions on awards of performance-based restricted stock, as discussed below. In establishing the EPS target, the Compensation Committee worked in conjunction with its independent compensation consultant and senior management and considered their suggestions as to appropriate EPS targets. As further described below, the Company’s performance goals also included certain stretch EPS levels, which were designed to reward performance and pay incentive compensation equal to or better than the 75th percentile of the Company’s peer group if the Company surpassed target EPS for the year.

Under the 2008 EMIP, the Compensation Committee established target awards, reflecting a percentage of base salary for each eligible executive, as follows:

Named Executive Officer	% of Base Salary

Wolf	150%
Guertin	75%
McDonough	100%
McGarry	70%
Soistman	75%
Zielinski	75%

The Compensation Committee worked with its independent compensation consultant to set the Chief Executive Officer’s target bonus level and to review and approve the target bonus levels of other eligible executives listed above. These EMIP payment targets were established to be competitive with incentives awarded to executives at our peer companies in comparable management positions, to fulfill the role of annual incentives in our total compensation strategy, and to reflect the responsibilities of the individual executives.

Under the 2008 EMIP, no bonuses would be earned if actual EPS did not meet a minimum threshold of 90% of its target EPS. If the 90% EPS threshold had been achieved, each named executive officer would have been eligible for an award. Since the EPS threshold of 90% was not met, the named executive officers earned no bonuses for 2008. If the target EPS performance goal had been exceeded, the Compensation Committee was permitted to grant awards greater than target levels. Under the plan, no participating executive could receive an award in excess of the lesser of $5 million or 1% of operating earnings. The plan permits the Company to make the annual incentive payments in cash, equity, or a mix of both, although historically the Company has made EMIP payments entirely in cash.

For 2009, the Company has established an EMIP consistent with the format and approach used in prior years. Provided that the Company meets its threshold earnings per share goal for 2009, the Company’s senior executives will be eligible for bonuses constituting a percentage of base salary, the amount of which may vary based upon business results and individual performance.

Long-Term Incentives.  Unlike its “fixed compensation cost” approach to base salary and related benefits, the Company utilizes a performance-based approach for long-term incentives. Generally, it is the Company’s philosophy to place greater emphasis on long-term incentive compensation than on its fixed compensation costs and annual performance incentives.

Long-term performance-based incentives are designed to align executive compensation with the delivery of value to stockholders. The Company uses a variety of equity grants, including stock option grants and performance-based restricted stock awards, to encourage executives to manage the Company toward both annual performance goals and sustained long-term growth in stockholder value. In 2008, as in previous years, the Company used both time-based stock option awards and performance-based restricted stock awards. The Company believes that long-term incentives in the form of stock options instill an ownership culture, delivering value only when the marketplace recognizes that value has been created through increased share price and rewarding executives for long-term value creation. Performance-based restricted stock awards reward executives for achievement of annual EPS goals while also allowing executives to be rewarded for increasing shareholder value over time.

Long-term incentives are awarded under the 2004 Incentive Plan, which is an omnibus plan integral to the Company’s total compensation program as it relates to long-term incentives. It was designed to provide the flexibility and incentives required to attract highly qualified individuals in a competitive marketplace, to motivate and retain key employees, and to meet the requirements of Section 162(m) of the Internal Revenue Code for “performance-based” compensation. The Compensation Committee has the authority to approve all awards made under this plan. The 2004 Incentive Plan provides the Company with the flexibility to adapt to changing market influences that may prompt varying the mix of performance-based cash awards, nonqualified stock option grants and restricted stock awards.

The Compensation Committee uses an analysis of total compensation paid to peer company executives when establishing potential long-term incentive payments to its named executive officers. Allocation of long-term incentives is based on an assessment of that executive’s individual contributions to the Company, as well as an analysis of peer group compensation practices.

The number of nonqualified stock options awarded to named executive officers is determined within the context of the Compensation Committee’s review of total target compensation for executive officers and in light of the Company’s philosophy of weighting overall compensation toward performance-related components. Black-Scholes values are used to convert the number of shares of stock underlying each stock option granted into a dollar value that can then be compared with peer group practices and the Company’s total compensation objective. In addition to being competitive to the peer group, the number of grants and shares of stock underlying each stock option grant for the named executive officers reflect a number of considerations, including the Company’s year-over-year growth in both revenue and EPS, expansion into profitable markets, and strategic acquisitions that have positioned the Company as a full-service healthcare organization. See the Grants of Plan-Based Awards During Fiscal Year 2008 table on page 26 for a summary of the grants awarded in 2008.

The Black-Scholes assumptions for the nonqualified stock option grants included in this proxy are as follows:

Grant date	6/14/2004	11/3/2004	6/20/2005	5/22/2006	5/22/2007	5/19/2008
Grant price	$32.46	$28.37	$47.90	$51.30	$60.01	$44.20
Expected Term (in years)	5.0	5.0	4.1	4.6	4.5	4.81
Volatility	42.0%	37.0%	32.0%	34.0%	25.3%	32.0%
Risk Free Rate	4.0%	3.4%	3.8%	4.9%	4.8%	3.1%
Dividend	0.0	0.0	0.0	0.0	0.0	0.0

As in previous years, in 2008 the Company also awarded to its named executive officers shares of performance based restricted-stock. These awards were designed so that vesting of the awards would occur over four years in equal annual installments, provided that the Company achieved the EPS and EPS growth goals for 2008 attached to such awards. Because these EPS threshold goals were not fully achieved, all of these performance-based restricted stock awards made to our named executive officers in 2008 were forfeited.

In late summer of 2008, the Compensation Committee met to consider ways to motivate and retain key employees in light of the Company’s own performance and external market conditions. The Compensation Committee decided that it would be appropriate to make a one-time grant of time-based restricted stock to a broad group of management personnel, including the named executive officers, in order to retain and motivate such employees. These grants were made on September 26, 2008. The awards vest in four equal annual installments beginning on the first anniversary of the grant date. In connection with receiving such awards, the Company required members of senior management, including named executive officers, to enter into restrictive covenants agreements. These agreements contain terms requiring the award recipient (i) to comply with covenants regarding nondisclosure of the Company’s confidential information; (ii) to refrain from competition with the Company and from soliciting the employment of the Company’s employees and customers for a period of one year following termination of employment; and (iii) pursuant to a “claw-back” provision, in the event of breach of the noncompetition covenants by the award recipient, to pay to the Company the fair market value of any shares granted pursuant to the restricted stock award agreement with respect to which the restrictions have lapsed within the last 12 months of employment, less any taxes paid with respect to such shares (with fair market value based on the Company’s stock price on the date the restrictions lapsed).

The Company does not time the issuing of grants and awards around material, non-published information. Grant and award dates are determined either as of a specific future event (such as date of hire) or on the date of the Compensation Committee’s approval. The Compensation Committee generally considers new hire awards at its regularly scheduled meetings. Awards approved for executives that are newly hired are priced at the closing market price on the date of grant. The date of grant is either:

(i) the date of hire if that date is after the Compensation Committee’s meeting date; or

(ii) the date of the Compensation Committee’s meeting if the date of hire is before the Compensation Committee’s meeting date.

The annual equity grants for key management are generally considered and approved at a Compensation Committee meeting held mid-year during an open window period. The annual grant date is four (4) business days after the date of the Compensation Committee’s approval to allow time to communicate the awards and to timely file Form 4 disclosures with the Securities and Exchange Commission. The exercise price of option awards is the closing market price of the Company’s stock on the grant date.

The Company is currently considering the amount and terms of the equity grants that it will make to its senior executives for 2009. Decisions with respect to these grants will occur as part of the Company’s overall process for determining total compensation and will take into account the fact that the Company, as discussed below, intends to replace its Mid-Term Plan with another form of incentive compensation.

Performance-based executive retention program.  In a highly competitive environment such as ours, retention of key senior executives, including the named executive officers, is of critical importance to the Company’s success. In May 2004, the Company began utilizing a program intended to promote the retention of such executives, the Mid-Term Plan. This program was administered under the terms of the 2004 Incentive Plan. The plan design included an annual EPS target and service requirements applied over a rolling three-year period, with payments contingent both on the EPS target being achieved and the executive’s continued employment with the Company through the three-year term. Allocations for a particular year were forfeited if EPS targets for that year were not met or if the executive left the Company before the end of the applicable three-year term. Earlier payment was permitted to occur in the event of a change-of-control, in which case all participants’ accounts would vest in full, or in the event of a participant’s death or involuntary discharge without cause, in which case such participant’s accounts would vest on the date of death or discharge.

The Mid-Term Plan consisted of two types of cash allocations: a fixed dollar allocation and a stock equivalent allocation credit. Investment returns for the fixed dollar allocation account were based on a model portfolio as selected by the Company. The credits in the stock equivalent allocation account increase or decrease in accordance with the price of the Company’s common stock, although payments on the stock equivalent allocation are ultimately paid in cash.

For 2008, the fixed dollar allocation opportunity for our named executive officers was a percentage of cash compensation (base salary plus the actual EMIP incentive payment paid with respect to 2007) as follows:

2008 Mid-Term Fixed
Dollar Allocation
(as a % of Cash
Named Executive Officer	Compensation)

Wolf	50%
Guertin	40%
McDonough	40%
McGarry	25%
Soistman	40%
Zielinski	35%

For 2008, all Mid-Term Plan participants were eligible to receive a stock equivalent allocation credit equal to 35% of each participant’s fixed dollar cash allocation, conditioned on the Company meeting its EPS target and individual performance. Under the 2008 Mid-Term Plan, contributions to the fixed dollar allocation and stock equivalent allocation accounts were made subject to forfeiture if the executive were to resign, were terminated for cause prior to June 30, 2011, or if the EPS goals for 2008 were not met. Since the Company did not fully achieve its performance criteria for 2008, executives forfeited all awards for 2008.

The following Mid-Term Plan account balances, earned from previous years, remained in place as of December 31, 2008:

Mid-Term Plan
Named Executive Officer	Balance as of 12/31/08

Wolf	$2,185,575
Guertin	$641,381
McDonough(1)	$0
McGarry	$265,052
Soistman	$792,877
Zielinski	$401,092

(1)	Mr. McDonough’s Mid-Term Plan balance of $1,137,253 was forfeited upon his voluntary retirement.

For 2009, the Company has discontinued the Mid-Term Plan. The Company is in the process of evaluating substitute incentives that will promote both executive retention and achievement of performance goals.

Non-Qualified Deferred Compensation Plan and Long-term Disability Coverage.  The Company’s 401(k) Restoration and Deferred Compensation Plan (“Restore Plan”) maintains the relative value of the Company-provided retirement benefit to all employees otherwise curtailed by Internal Revenue Code Section 415. This benefit is paid to equalize benefits (on the basis of percent of base pay allocated to retirement funding) for all similarly situated executives. The Restore Plan is discussed in more detail in the narrative to the Nonqualified Deferred Compensation Table on page 29 of this proxy statement.

The long-term disability benefit is likewise structured to remove Internal Revenue Code and ERISA limitations to equalize benefits on the basis of percent of compensation eligible for long-term disability payment consideration. Under the terms of the employment agreements executed with most named executive officers, long-term disability payments will be provided at full salary continuation until the executive qualifies for benefits under the standard employee long-term disability program (see “Employment Agreement Summary” on page 31 of this proxy statement for more information). Once the standard employee long-term disability benefit payments begin, a named executive officer will receive 60% of his pre-disability earnings, supplemented by the Company to the extent not covered under its standard long-term disability program.

Perquisites.  The Company provides a limited number of perquisites to the named executive officers. The Company believes that these limited perquisites are necessary to attract and retain talented executives, to promote greater efficiency and productivity of executives’ time, and in some cases, to provide physical security for the executives. The Company-provided perquisites include a company car (lease or allowance) and private aircraft services for business use for all named executive officers and limited personal use for Mr. Wolf, Mr. Guertin, Mr. McDonough, and Mr. Soistman.

All executives have the right to participate in Company employee benefit programs (including medical, dental, vision, life, accidental death and dismemberment, dependent life, short-term disability, 401(k) plan, vacation/holidays, group legal, and flexible spending accounts). Benefit plan participation is on the same basis as all other eligible employees, except that highly compensated employees ($200,000 base salary plus bonus) pay a higher medical plan contribution rate than other covered employees.

Allen Wise’s Employment Agreement

On April 8, 2009, the Company and Mr. Wise agreed to the basic terms and conditions of his employment as Chief Executive Officer of the Company, which will be set forth in an employment agreement to be executed by Mr. Wise and the Company. The employment agreement will be deemed to be effective as of January 26, 2009 and have an initial term ending on December 31, 2010 with provisions for automatic one-year renewals unless either party gives notice of non-renewal at least 90 days prior to the end of the term. Pursuant to the agreement, Mr. Wise’s initial annual base salary will be $600,000, with any future increases subject to the discretion of the Compensation Committee. Mr. Wise will have an annual bonus target under the Company’s EMIP equal to 300% of his base salary, subject to performance criteria and with a maximum payout of two times target.

In addition, Mr. Wise was granted 1.0 million stock options each with an exercise price equal to the fair market value on the date of grant (April 8, 2009), and 300,000 performance share units which will be earned over the performance period April 1, 2009 thru December 31, 2009 based upon the achievement of pre-established earnings per share targets. The stock options will vest 50% as of December 31, 2009 and 50% as of December 31, 2010. Performance share units will be settled in cash upon vesting. In January 2010, Mr. Wise will be granted 300,000 performance share units which will be subject to vesting based upon achievement of earnings per share targets established by the Compensation Committee for calendar year 2010.

Mr. Wise will also receive a $4 million sign-on bonus to compensate him for his dislocation from his current business endeavors and his loss of income from such sources. This amount will be paid one-half upon execution of his employment agreement and one-half on January 1, 2010, so long as Mr. Wise is still serving as Chief Executive Officer.

Mr. Wise will be eligible to participate in all executive level benefit arrangements but no perquisites or tax gross-up arrangements will be provided. In addition, under certain circumstances, Mr. Wise will be eligible for limited severance up to a maximum of one times his base salary and target bonus or compensation for the balance of the contract term, again without any tax gross-up.

Executive Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for certain executive officers. These guidelines promote an ownership culture and long-term perspective and further align executive officers’ interests with stockholders’ interests. These guidelines also support the Company’s long-standing commitment to sound corporate governance. The guidelines recommend that the Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents and other designated executives own shares of the Company’s common stock having a continuing value equal to a multiple of their base salary.

As a result of an analysis completed by the Compensation Committee’s independent consultant, the Company revised its executive stock ownership guidelines in 2008. Based on the analysis of the top 250 largest publicly traded companies, coupled with the current economic environment facing similar Fortune 500 companies and generally depressed stock prices, the Company revised its recommended multiples as follows:

Chief Executive Officer	Five times base salary
Executive Vice Presidents	Four times base salary
Senior Vice Presidents	Two times base salary
Other designated executives	One times base salary

Additionally, for the same reasons mentioned above, the Company has revised the time period in which executives must meet or exceed this threshold ownership from three years to five years. Executives are now expected to achieve their stock ownership goals within five years of the date such executive becomes subject to the guidelines. Hedging or any form of margin arrangement, short sales, and/or dealing in puts and calls of the Company’s stock by executives is prohibited. Executives who do not meet the guidelines within the prescribed time frame may not be eligible for future stock grants.

The percent of stock ownership guideline achieved by each named executive officer under these new guidelines as of December 31, 2008 is displayed in the following table:

	Guideline		Shares Held as of
	Multiple of	Share Ownership	December 31,	Percent of
Executive(1)	Base Salary	Guideline(2)	2008	Guideline Met

Wolf	Five times base salary	324,261	337,265	104%
Guertin	Four times base salary	153,226	155,088	101%
McGarry	Two times base salary	55,780	69,037	124%
Soistman	Four times base salary	161,290	165,637	103%
Zielinski	Four times base salary	127,688	73,474	58%

(1)	Mr. McDonough retired effective July 1, 2008 and therefore is not included in this table.

(2)	Based on the closing market price of the Company’s stock on December 31, 2008 of $14.88 per share.

Post-Termination Arrangements.  The Company provides severance and change-in-control post-termination benefits to its named executive officers. These arrangements are provided to maintain executive continuity and leadership during potentially disruptive negotiations relating to potential mergers, acquisitions, or other business combinations. These arrangements also serve to protect the stockholders’ interest in maintaining executive leadership so that goals and objectives in the best interest of the stockholders are pursued.

Severance and related excise tax provisions are established at the median of peer group levels. Should an executive’s change-in-control payment result in the imposition of Section 4999 excise taxes, the executive will receive gross-up protection, except that a ten-percent (10%) cutback provision applies, to the extent such cutback would eliminate the excise tax. The cutback is capped at $100,000 for the chief executive officer and $50,000 for the other named executive officers. Had a change-in-control occurred on December 31, 2008, no excise tax would have been assessed and the cutback provision would not have been applied for any named executive officer. See the Post-Termination Compensation — Fiscal Year 2008 table and the Employment Agreement Summary table on pages 30 through 32 of this proxy statement for a summary of the post-termination, severance, death, and disability payments available to the named executive officers.

Set forth below is information concerning the compensation of the named executive officers for our most recent year.

Summary Compensation Table

					Non-Equity
					Incentive
					Plan	All Other
			Stock Awards	Option Awards	Compensation	Compensation
Name and Principal Position	Year	Salary(1)	(2)	(2)	(3)	(4)	Total

Dale B. Wolf	2008	$965,000	$1,914,269	$5,681,753	$0	$486,447	$9,047,469
Chief Executive Officer	2007	$925,000	$1,688,743	$7,846,664	$3,821,226	$588,190	$14,869,823
	2006	$850,000	$1,405,643	$7,113,179	$3,174,110	$491,194	$13,034,126
Shawn M. Guertin	2008	$570,000	$1,068,022	$1,978,225	$0	$153,562	$3,769,809
Executive Vice President,	2007	$525,000	$928,688	$1,755,056	$1,126,486	$165,168	$4,500,398
Chief Financial Officer, and Treasurer	2006	$475,000	$680,901	$1,328,873	$887,052	$135,734	$3,507,560
Thomas P. McDonough	2008	$466,327	$746,736	$1,416,985	$0	$130,851	$2,760,899
President	2007	$885,000	$1,718,203	$3,289,535	$1,255,907	$232,518	$7,381,163
	2006	$850,000	$1,783,120	$2,981,261	$3,238,698	$286,539	$9,139,438
James E. McGarry	2008	$415,005	$338,177	$756,951	$0	$37,153	$1,547,286
President, Workers’ Compensation Division
Francis S. Soistman, Jr.	2008	$600,000	$1,039,003	$2,001,646	$0	$171,174	$3,811,823
Executive Vice President	2007	$575,000	$1,025,503	$1,777,184	$1,511,489	$129,699	$5,018,875
Government & Individual Business	2006	$525,000	$910,663	$1,319,310	$1,181,554	$237,926	$4,174,453
Thomas C. Zielinski	2008	$475,000	$788,374	$845,376	$0	$59,989	$2,168,739
Executive Vice President, General Counsel	2007	$450,000	$793,038	$644,895	$771,202	$61,370	$2,720,505

(1)	Base salary amounts. Mr. McDonough retired effective July 1, 2008 and the total for him reflects the base salary paid to him in 2008 through his retirement date.

(2)	“Stock Awards” and “Option Awards” use a methodology consistent with FAS 123R that reports the compensation expense attributed to the 2008 service year from grants awarded in previous years and reported in the respective proxy statement (2004, 2005, 2006, 2007 or 2008). The assumptions for each grant are listed on page 20 of this proxy statement.

(3)	Because the relevant performance criteria were not fully achieved for 2008, no payments under the EMIP and the Mid-Term Plan were earned or made.

(4)	“All Other Compensation” consists of the following:

		Company			Company Match
		Provided		Company Match	Nonqualified
		Transportation	Transportation	Retirement	401(k) Restore
Executive	Car(a)	(Aircraft)(b)	Gross-up	Savings	Plan	Total(c)

Wolf	$19,245	$251,491	$72,026	$10,021	$133,664	$486,447
Guertin	$12,000	$62,393	$24,085	$10,019	$45,065	$153,562
McDonough	$7,200	$88,412	$25,114	$10,125	—	$130,851
McGarry	$10,800	$0	$319	$10,350	$15,684	$37,153
Soistman	$12,000	$59,965	$30,839	$10,350	$58,020	$171,174
Zielinski	$12,000	$0	$8,312	$10,019	$29,658	$59,989

(a)	Lease value (plus insurance) for Wolf car and cash allowance for other executives.

(b)	Incremental cost to the Company includes amounts billed per trip for airport fees, catering, and other trip-related expenses and a portion of the depreciation cost of the Company’s fractional share of leased or timeshare aircraft.

(c)	As described on page 22 of this proxy statement, the Company provides a self-funded long-term disability benefit to its senior management. The Company does not incur any incremental costs in connection with providing this benefit and therefore no amount with respect to this benefit is reflected under “All Other Compensation.” Please refer to the Post-Termination Compensation — Fiscal Year 2008 table on page 30 of this proxy statement for the amount the Company would expect to incur had this long-term disability benefit been triggered on 12/31/08.

The following table sets out grants of our plan-based awards to our named executive officers in 2008. Although required to be listed in the table below, the listed cash bonuses were not earned and the performance-based shares were forfeited in 2008 due to the Company not meeting its EPS target.

Grants of Plan-Based Awards During Fiscal Year 2008

							Estimated
							Future
				Estimated	Estimated	Estimated	Payouts	All Other	All Other
				Future	Future	Future	Under	Stock	Option
				Payouts	Payouts	Payouts	Equity	Awards	Awards:	Exercise or	Grant Date
				Under	Under	Under	Incentive	Number	Number of	Base Price	Fair
				Non-Equity	Non-Equity	Non-Equity	Plan	of Shares	Securities	of Option	Value of Stock
			Approval	Incentive	Incentive	Incentive	Awards	of Stock	Underlying	Awards	and Option
Name	Grant Date		Date	Plan Awards	Plan Awards	Plan Awards	(Target)	or Units	Options	($/Shares)	Awards
				Threshold	Target	Maximum	(3)	(4)	(5)		(6)

Wolf	5/19/2008		5/14/2008				80,000				$3,536,000
	5/19/2008		5/14/2008						225,000	$44.20	$3,273,750
	9/26/2008		9/12/2008					80,000			$2,757,600
	7/1/2008	(1)	7/1/2008		$2,068,875
	2008 EMIP	(2)	—	$1,302,750	$1,447,500	$5,000,000
Guertin	5/19/2008		5/14/2008				38,000				$1,679,600
	5/19/2008		5/14/2008						100,000	$44.20	$1,455,000
	9/26/2008		9/12/2008					38,000			$1,309,860
	7/1/2008	(1)	7/1/2008		$631,800
	2008 EMIP	(2)	—	$384,750	$427,500	$5,000,000
McGarry	5/19/2008		5/14/2008				12,500				$552,500
	5/19/2008		5/14/2008						35,000	$44.20	$509,250
	9/26/2008		9/12/2008					12,500			$430,875
	7/1/2008	(1)	7/1/2008		$152,550
	2008 EMIP	(2)	—	$261,450	$290,500	$5,000,000
Soistman	5/19/2008		5/14/2008				30,000				$1,326,000
	5/19/2008		5/14/2008						100,000	$44.20	$1,455,000
	9/26/2008		9/12/2008					30,000			$1,034,100
	7/1/2008	(1)	7/1/2008		$783,000
	2008 EMIP	(2)	—	$405,000	$450,000	$5,000,000
Zielinski	5/19/2008		5/14/2008				20,000				$884,000
	5/19/2008		5/14/2008						75,000	$44.20	$1,091,250
	9/26/2008		9/12/2008					20,000			$689,400
	7/1/2008	(1)	7/1/2008		$415,800
	2008 EMIP	(2)	—	$320,625	$356,250	$5,000,000

(1)	Mid-Term Plan (initial allocation with three year annual 5% assumed growth). Since the performance criteria was not fully achieved for 2008, all allocations under the Mid-Term Plan for 2008 were forfeited and will not be paid to any named executive officer.

(2)	Represents the estimated payouts under the 2008 EMIP. The Company did not fully achieve the target performance goals set for 2008, and the named executive officers did not receive any EMIP payments for 2008. The maximum EMIP payment that could have been earned by any named executive was the lower of $5,000,000 or 1% of the Company’s 2008 operating earnings.

(3)	Represents performance-based restricted stock awards that were forfeited as of 12/31/08.

(4)	Represents time-based restricted stock awards, which vest 25% annually beginning on the first anniversary of the grant date. These one-time grants of restricted stock were approved on September 12, 2008 and 10 business days elapsed before the grant date of September 26, 2008, allowing the Company time to obtain the required restrictive covenant agreements from grantee executives. See “Elements of Total Compensation — Long-Term Incentives” for additional detail with respect to these one-time grants.

(5)	Represents nonqualified stock options, which vest 25% annually beginning on the first anniversary of the grant date and have a ten (10) year exercise term from grant date.

(6)	The values incorporated in this column represent the grant date fair value of stock and option awards computed in accordance with FAS 123R. For a list of the assumptions used in calculating the values in this table, please refer to the assumptions on page 20 of this proxy statement

The following table provides information with respect to outstanding stock options and restricted stock held by the listed officers as of December 31, 2008. Unless specified, equity awards vest at a rate of 25% per year over four years from the grant date. The table below includes shares of performance-based restricted stock awarded on May 19, 2008 that were subsequently forfeited.

Outstanding Equity Awards at Fiscal Year-End — Fiscal Year 2008

	Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
									Awards:	Payout
									Number of	Value of
								Market	Unearned	Unearned
							Number of	Value	Shares,	Shares,
		Number of	Number of				Shares	of Shares	Units or	Units or
		Securities	Securities				or Units of	or Units	Other	Other
		Underlying	Underlying				Stock	of Stock	Rights	Rights
		Unexercised	Unexercised	Option			That	That	That	That
		Options	Options	Exercise	Option		Have Not	Have Not	Have Not	Have Not
		Exercisable	Unexercisable	Price	Expiration		Vested	Vested	Vested	Vested
Name	Grant Date	(#)	(#)	($)	Date	Grant Date	(#)	($)	(#)(1)	($)(2)

Wolf	6/25/2003	211,250		$19.30	6/25/2013	6/20/2005	18,750	$279,000
	6/14/2004	1,500,000		$32.46	6/14/2014	5/22/2006	15,000	$223,200
	6/20/2005	168,750	56,250	$47.90	6/20/2015	5/22/2007	22,500	$334,800
	5/22/2006	103,500	103,500	$51.30	5/22/2016	5/19/2008			80,000	$1,190,400
	5/22/2007	56,250	168,750	$60.01	5/22/2017	9/26/2008	80,000	$1,190,400
	5/19/2008		225,000	$44.20	5/19/2018
Guertin	6/25/2003	8,750		$19.30	6/25/2013	6/20/2005	7,500	$111,600
	6/14/2004	45,000		$32.46	6/14/2014	5/22/2006	7,500	$111,600
	11/3/2004	115,000		$28.37	11/3/2014	5/22/2007	18,750	$279,000
	6/20/2005	84,375	28,125	$47.90	6/20/2015	5/19/2008			38,000	$565,440
	5/22/2006	50,000	50,000	$51.30	5/22/2016	9/26/2008	38,000	$565,440
	5/22/2007	25,000	75,000	$60.01	5/22/2017
	5/19/2008		100,000	$44.20	5/19/2018
McDonough	6/25/2003	156,250		$19.30	7/01/2011
	6/14/2004	450,000		$32.46	7/01/2011
	6/20/2005	112,500		$47.90	7/01/2011
	5/22/2006	62,500		$51.30	7/01/2011
	5/22/2007	31,250		$60.01	7/01/2011
McGarry	6/14/2004	22,500		$32.46	6/14/2014	6/20/2005	3,750	$55,800
	6/20/2005	33,750	11,250	$47.90	6/20/2015	5/22/2007	3,750	$55,800
	5/22/2006	27,500	27,500	$51.30	5/22/2016	5/19/2008			12,500	$186,000
	5/22/2007	10,000	30,000	$60.01	5/22/2017	9/26/2008	12,500	$186,000
	5/19/2008		35,000	$44.20	5/19/2018
Soistman	6/14/2004	30,000		$32.46	6/14/2014	6/20/2005	7,500	$111,600
	11/3/2004	108,638		$28.37	11/3/2014	5/22/2006	10,000	$148,800
	6/20/2005	84,375	28,125	$47.90	6/20/2015	5/22/2007	15,000	$223,200
	5/22/2006	50,000	50,000	$51.30	5/22/2016	5/19/2008			30,000	$446,400
	5/22/2007	25,000	75,000	$60.01	5/22/2017	9/26/2008	30,000	$446,400
	5/19/2008		100,000	$44.20	5/19/2018
Zielinski	6/14/2004	7,500		$32.46	6/14/2014	6/20/2005	5,625	$83,700
	6/20/2005	11,250	11,250	$47.90	6/20/2015	5/22/2006	5,000	$74,400
	5/22/2006	12,500	25,000	$51.30	5/22/2016	5/22/2007	13,125	$195,300
	5/22/2007	12,500	37,500	$60.01	5/22/2017	5/19/2008			20,000	$297,600
	5/19/2008		75,000	$44.20	5/19/2018	9/26/2008	20,000	$297,600

(1)	The amounts shown reflect the number of shares of performance-based restricted stock that would have been earned based upon the achievement of the performance goals. These grants were forfeited on 12/31/08.

(2)	The amounts in this column were calculated using a per share value of $14.88, the closing market price of the Company’s common stock on December 31, 2008, and assuming payout of the performance-based restricted stock based on achievement of the performance goals. These grants were forfeited on 12/31/08.

The following table provides information concerning exercises of stock options and vesting of restricted shares during 2008 for the named executive officers:

Option Exercises and Stock Vested — Fiscal Year 2008

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	on Exercise*	on Vesting	on Vesting*

Wolf	35,000	1,234,100	33,750	$1,277,888
Guertin	—	—	21,250	$854,775
McDonough	—	—	—	—
McGarry	—	—	8,750	$332,513
Soistman	—	—	21,250	$854,775
Zielinski	—	—	18,125	$730,669

*	“Value Realized on Exercise” and “Value Realized on Vesting” represents the difference between the closing price of a share of Company common stock on the exercise date or the vesting date and the exercise price multiplied by the number of shares underlying each option exercised or stock award vested (amounts are pre-tax).

The Company does not have a defined benefit pension plan. The following table provides information concerning our 401(k) Restoration and Defined Benefits Plan for the named executive officers:

Nonqualified Deferred Compensation — Fiscal Year 2008

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FY End
Name	(1)	(2)	($)(3)	($)	($)(4)

Wolf	$182,970	$133,664	$(1,164,460)	0.00	$1,917,484
Guertin	$91,451	$45,065	$(84,876)	0.00	$526,347
McDonough	$51,152	$0	$(864,845)	0.00	$971,850
McGarry	$102,576	$15,684	$8,644	0.00	$345,176
Soistman	$265,900	$58,020	$(665,549)	0.00	$1,380,983
Zielinski	$36,760	$29,658	$(107,107)	0.00	$296,864

(1)	The amounts appear in the Summary Compensation Table in the “Salary” column.

(2)	Company contributions in 2008 included in footnote 4 of the Summary Compensation Table under “Company Match Nonqualified 401(k) Restore Plan.”

(3)	For the Deferred Compensation Plan, earnings are based solely on the results of the investment choices made by the named executive officer. The investment choices are the same funds available to all employees participating in the 401(k) plan.

(4)	Of this amount, the following amounts were reported as compensation to the named executive officer in the Summary Compensation Tables in prior years’ proxy statements: Mr. Wolf $294,363; Mr. Guertin $85,356; Mr. McDonough $189,684; Mr. McGarry $0; Mr. Soistman $390,907; and Mr. Zielinski $35,706.

Restore Plan Summary

An executive may defer up to 75% of base salary and up to 100% of cash incentive bonus in a plan year. The plan year begins January 1 and ends December 31. Elections must be made in advance of the plan year. The Company matches the executive’s deferral with a contribution equal to the matching contribution formula in the 401(k) Plan, applied to the sum of the executive’s deferrals in the 401(k) Plan and the Restore Plan as a percent of eligible pay, less the Company’s matching contribution in the 401(k) Plan for the same year. In no event may the Company’s aggregate match to these plans exceed 4.5% of eligible compensation. Investment options include Company stock and a broad range of mutual funds available from T. Rowe Price. Earnings credited to an executive’s account are based on the specific investment elections of that executive. Distributions following termination are either lump sum or in substantially equal payments over a five-year period, as elected by the executive upon initial enrollment. Distributions are available upon death, disability, or unforeseeable emergency. Such emergencies include severe financial hardship to the employee resulting from illness or accident of the employee, spouse or direct descendant; loss of property due to casualty; or other similar extraordinary and unforeseeable circumstances arising beyond the control of the employee.

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to a named executive officer at, following, or in connection with any termination of employment, including by death, disability, termination without cause, constructive termination, or on change-in-control or a change to a named executive officer’s responsibilities, assuming an effective date of December 31, 2008. Benefits available without discrimination to all salaried employees are excluded from the table.

The following table does not repeat information in other tables herein, unless the amount payable to the executive would be enhanced by the termination event:

Post-Termination Compensation — Fiscal Year 2008(1)

	Wolf	Guertin	Soistman	Zielinski	McGarry

Death Benefit Lump sum bonus (average last two years)(2)	$1,862,500	$525,000	$750,000	$365,000	$705,500
Accelerated Mid-Term Executive Retention Plan Vesting	$2,185,575	$641,381	$792,877	$401,092	$265,052
Benefit Continuation(3)	$33,757	$22,505	$21,299	$23,868	$5,462
Accelerated Stock Vesting(5)	$2,027,400	$1,067,640	$930,000	$651,000	$297,600
Total	$6,109,232	$2,256,526	$2,494,176	$1,440,960	$1,273,614
Long-Term Disability Benefit Base Pay (six months)	$482,500	$285,000	$300,000	$237,500	$—
Present Value LTD Exec Excess Payments	$18,109,379	$9,615,329	$9,989,829	$3,860,890	$—
Lump sum bonus (average last two years)	$1,862,500	$525,000	$750,000	$365,000	$—
Benefit Continuation(3)	$51,292	$34,194	$32,383	$22,899	$—
Accelerated Stock Vesting(5)	$2,027,400	$1,067,640	$930,000	$651,000	$—
Total	$22,533,071	$11,527,163	$12,002,212	$5,137,289	$—
Termination Without Cause or Constructive Termination Severance	$5,655,000	$1,095,000	$1,350,000	$840,000	$705,500
Benefit Continuation(3)	$34,194	$17,097	$16,191	$11,450	$11,147
Accelerated Mid-Term Executive Retention Plan Vesting	$2,185,575	$641,381	$792,877	$401,092	$265,052
Accelerated Stock Vesting(4)	$799,800	$401,760	$372,000	$260,400	$—
Total	$8,674,569	$2,155,238	$2,531,068	$1,512,942	$981,699
Termination Without Cause or Constructive Termination (Within Two Years Following Change in Control) Severance	$5,655,000	$2,190,000	$2,700,000	$1,680,000	$705,500
Benefit Continuation(3)	$51,292	$34,194	$32,383	$22,899	$11,147
Accelerated Mid-Term Executive Retention Plan Vesting	$2,185,575	$641,381	$792,877	$401,092	$265,052
Accelerated Stock Vesting(5)	$2,027,400	$1,067,640	$930,000	$651,000	$297,600
Total Severance Absent 280G Excise Tax Gross-up	$9,919,267	$3,933,215	$4,455,260	$2,754,991	$1,279,299
Section 280G Excise Tax Gross-up(6)	$—	$—	$—	$—	$—
Total	$9,919,267	$3,933,215	$4,455,260	$2,754,991	$1,279,299

(1)	Values do not include ERISA-based programs or benefits available to all eligible employees or the 401(k) Restoration and Deferred Compensation Plan. Values are based on the assumption that the triggering event took place on December 31, 2008.

(2)	McGarry’s death benefit calculated as base plus EMIP bonus at target.

(3)	Company-paid premiums to continue pre-termination coverage levels for medical, dental and vision.

(4)	One year acceleration of restricted awards and nonqualified stock options.

(5)	Full acceleration of restricted stock awards and nonqualified stock options.

(6)	No excise tax due.

The following table summarizes the terms of the employment agreements to which our named executive officers were parties as of December 31, 2008.

Employment Agreement Summary

Other Named Executives
Feature	Wolf	Guertin/Soistman/Zielinski	McGarry

Initial Date / Term	1/1/2008 / 3 years	Same.(1)	June 17, 1999/Not applicable.
Renewal	Year-to-year	Same.(1)	Not applicable.
Base Salary(2)	Not less than the initial amount, to be reviewed annually and increased from time to time	Same.(1)	Not applicable.
Annual Incentive	Executive Management Incentive Plan at 150% target	Executive Management Incentive Plan at 75% target for Guertin, Soistman and Zielinski.	70%
Vacation	Four weeks	Same.(1)	Same.(1)
Auto	Leased + operating costs (tax gross-up)	Monthly allowance (tax gross-up).	Not applicable.
Airplane Allowance	50 hours personal (tax gross-up)	None.	None.
Death Benefit	Lump sum equal to average earned bonus last two calendar years immediately preceding death and cost of medical, dental, and vision premiums (36 months). Stock options and restricted grants vest in full (including Mid-Term Executive Retention Plan).	Lump sum equal to average earned bonus last two calendar years immediately preceding death and cost of medical, dental, and vision premiums (24 months). Stock options and restricted grants vest in full (including Mid-Term Executive Retention Plan).	Continuation of eligible severance payments and benefits payable to surviving spouse during remainder of 12 month severance period.
Disability Benefit	Base pay until eligible for LTD benefits (six months), then 60% of pre-disability earnings (to age 65) to extent not paid by LTD program. Lump sum equal to average earned bonus last two calendar years immediately preceding disability and cost of medical, dental, and vision premiums (36 months). Stock options and restricted grants vest in full.	Base pay until eligible for LTD benefits (six months), then 60% of pre-disability earnings (to age 65) to extent not paid by LTD program. Lump sum equal to average earned bonus last two calendar years immediately preceding disability and cost of medical, dental, and vision premiums (24 months). Stock options and restricted grants vest in full.	Eligible for LTD benefit for similarly situated non-executive employees.
Termination	With or without cause upon 90 days notice.	Same.(1)	With or without cause upon 60 days notice.
Termination Without Cause or Constructive Termination	Two times sum of base salary and average earned bonus previous two calendar years immediately preceding year of termination (paid monthly over a two year period); cost of medical, dental, and vision premiums (24 months); additional stock option and restricted awards vesting credit (12 months); and Mid-Term Executive Retention Plan vests (to extent that performance measures had been met).	One times sum of base salary and average earned bonus previous two calendar years immediately preceding year of termination (paid monthly over a one year period); cost of medical, dental, and vision premiums (12 months), additional stock option and restricted awards vesting credit (12 months); and Mid-Term Executive Retention Plan vests (to extent that performance measures had been met).	Base salary and eligible prorated bonus; cost of medical, dental, disability, life insurance premiums for 12 months.

Other Named Executives
Feature	Wolf	Guertin/Soistman/Zielinski	McGarry

Termination Without Cause or Constructive Termination Within Two Years Following a Change-in-Control	Two times sum of base salary and average earned bonus previous two calendar years immediately preceding year of termination (lump sum): cost of medical, dental, and vision premiums (36 months): and full vesting of stock options, restricted awards, and performance-based stock (including Mid-Term Executive Retention Plan). Gross-up of any taxes that may be imposed by Internal Revenue Code Section 4999 excise tax rules (see below).	Two times sum of base salary and average earned bonus previous two calendar years immediately preceding year of termination (lump sum); cost of medical, dental, and vision premiums (24 months); and full vesting of stock options, restricted awards, and performance-based stock (including Mid-Term Executive Retention Plan). Gross-up of any taxes that may be imposed by Internal Revenue Code Section 4999 excise tax rules (see below).	Not applicable.
Change-in-Control Severance Cutback to Reduce Internal Revenue Code Section 4999 Excise Tax Gross-up	Should gross-up payment not exceed the lesser of (A) 110% of the greatest amount that could be paid without giving rise to any Excise Tax (the Safe Harbor Amount, as outlined in IRC Section 4999) or (B) $100,000, then no gross-up payment shall be made and the amounts payable shall be reduced so that the gross-up payment, in the aggregate, is reduced to the Safe Harbor Amount.	Should gross-up payment not exceed the lesser of (A) 110% of the greatest amount that could be paid without giving rise to any Excise Tax (the Safe Harbor Amount, as outlined in IRC Section 4999) or (B) $50,000, then no gross-up payment shall be made and the amounts payable shall he reduced so that the gross-up payment, in the aggregate, is reduced to the Safe Harbor Amount.	Not applicable.
Non-compete	Confidentiality agreement and non-compete during employment and for: (i) two years following a termination without cause or constructive termination; (ii) one year following a Change-in-Control; or (iii) without restriction following voluntary termination or non-renewal of employment agreement.	Same, except Zielinski, following voluntary termination or non-renewal of employment agreement may provide legal services or advice to an HMO, managed care or health insurance business in connection with engaging in the private practice of law, to the extent that such representation is not adverse to the interests of the Company.	Confidentiality agreement and non-compete during employment and for a period of 12 months following termination.
Termination With Cause or Voluntary Resignation	No obligation for continued payments, except earned but unpaid base salary or other payments due similarly situated non-executive employees.	Same.(1)	Same.(1)

Note: Chart does not include elements generally available to all employees through our standard policy or ERISA-based qualified plans.

(1)	“Same” means that feature matches that provided in the Wolf employment agreement.

(2)	Initial amounts as follows: Wolf $965,000; Guertin $570,000; Soistman $600,000; Zielinski $475,000; and McGarry $275,000.

On July 1, 2008 Thomas P. McDonough retired from the Company and in accordance with the terms of his employment agreement he received no additional payments except earned but unpaid base salary.

2008 Directors’ Compensation

The Company compensates its non-employee directors pursuant to its Compensation Program for Non-Employee Directors (the “Program”), which it adopted effective January 1, 2006. The Company believes that, generally, the director compensation program reflects practices that are common among our competitors in the managed care industry and other public companies. The program is a “cafeteria plan” that gives non-employee directors the choice of being paid his or her compensation in the form of cash, stock options, restricted stock or a combination thereof and allows the directors, pursuant to the Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan”), to defer all or a portion of his or her compensation in the form of cash or stock units.

Under the Director Deferred Compensation Plan and the Program, compensation allocated to cash is limited to 50% of total compensation payable during the year (unless the Chairman waives the requirement) and is paid out quarterly in arrears. Compensation allocated to deferred cash is credited quarterly with interest based at the Company’s borrowing rate set at the beginning of each year. Compensation allocated to stock awards (stock options, restricted stock or deferred stock units) are converted to awards of equivalent value determined by using the same method used by the Company to expense the awards for financial accounting purposes. Stock awards vest or the restrictions lapse in equal quarterly increments over the year compensation is payable. Stock awards, including stock units, are credited with any dividends, stock splits, reverse stock splits or other changes in the Company’s capitalization in accordance with the terms of the 2004 Incentive Plan. Stock units are treated as if they were actual shares of the Company’s common stock, but are not evidenced by or convertible into any actual shares of the Company’s common stock until distribution.

Deferred compensation is not distributed until a non-employee director’s termination from service on the board, upon his or her death, upon a change in control (as defined under section 409A of the Internal Revenue Code of 1986, as amended), or in the event of an unforeseeable emergency (causing severe financial hardship). Unvested restricted stock awards or stock options fully vest upon death or disability. Vested stock options are not transferable, except to immediate family members or by will or the laws of descent and distribution. Vested stock units are not transferable, except pursuant to a qualified domestic relations order or by will or the laws of descent and distribution.

Upon joining the Board, a new non-employee director receives a one-time initial grant of a non-qualified stock option to purchase 10,000 shares of common stock vesting in equal amounts over four years at an exercise price equal to the closing market price on the date of grant. Compensation for non-employee directors elected to the Board after January 1st is prorated.

Under the Program, each non-employee director receives an annual amount of $225,000 to be received for participation in the Board’s five regularly scheduled meetings and overall service as a director, but exclusive of committee and special board meeting fees and chair retainers, which are set forth in the table below. Each non-employee director elects the form of payment (cash, restricted stock, stock options or deferred cash or deferred stock units) before January 1st of each program year.

The following table summarizes the components and amounts of the compensation package paid to eligible non-employee directors annually under the Program.

Compensation Components	Board or Committee	Compensation

Annual Compensation for Attendance at Regular Board Meetings(1) (paid/vested/deferred quarterly in arrears in accordance with the Program and includes compensation for five regularly scheduled Board meetings)	Board	$225,000
Annual Committee Chair Retainer (Paid annually in arrears)	Chair of the Board	125,000
	Lead Director	10,000
	Chair of Audit Committee	10,000	*
	Chair of Comp Committee	10,000
	Chair of N/CG Committee	5,000
Attendance at In-Person Special Meeting	Board	3,000
Attendance at In-Person Committee Meeting (Regular or Special)	Audit Committee	3,000
	Comp Committee	3,000
	N/CG Committee	1,500
Participation in Special Telephonic Meeting	Board	1,000
	Audit Committee	1,000
	Comp Committee	1,000
	N/CG Committee	500
Reimbursement of Reasonable Travel Expenses	All Directors

New Director Stock Option Grant	New Director	10,000 non-qualified stock options vesting in equal increments over four years
Health and Basic Life Insurance Coverage	All Non-Employee Directors (voluntary participation)

*	Increased from $10,000 to $15,000 beginning in 2009.

Non-employee directors may elect the form and the timing of their compensation on an individual basis as summarized in the table below. All elections of the form of payment must be made in multiples of 25%. The table below summarizes the forms of compensation each individual non-employee director may select as well as certain material terms related to those forms of compensation.

Payment “Form”(1)	Maximum Allocation		Payment “Current”	Payment “Deferred”	Vesting

Cash	50	%(2)	Paid at the end of each Quarter	Credited at the end of each quarter(3)	None
Restricted Stock/Stock Units	100%		Granted at beginning of year	Stock Units deferred until termination of service or unforeseeable emergency	Quarterly over the year of service
Stock Options	100%		Granted at beginning of year	Exercisable when vested and subject to a 10 year term	Quarterly over the year of service

(1)	Value of stock options, restricted stock awards and stock units determined in accordance with SFAS 123R.

(2)	Percentage limit may be waived with the approval of the Chairman of the Compensation Committee.

(3)	Deferred cash will be credited quarterly with interest based on the Company’s borrowing rate set at the beginning of each year (rate used for 2009 is 5.71%).

All directors are reimbursed by the Company for reasonable out-of-pocket expenses incurred in connection with attendance at Board or Committee meetings. Additionally, the Company has paid nominal travel expenses for family members of directors in connection with the directors’ attendance at certain business meetings with the Board or senior management.

The following table provides information concerning compensation paid or allocated to our directors during 2008:

	Fees Earned			All Other
	or Paid in Cash	Stock Awards	Options Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(2)	($)	($)

Joel Ackerman(3)	$17,028	$237,828	—	—	$254,856
John H. Austin, M.D.(4)	$118,544	$125,312	—	—	$243,856
L. Dale Crandall(5)	$159,528	$69,084	$56,243	—	$284,855
Emerson D. Farley, Jr., M.D.(6)	$47,978	$59,841	—	—	$107,819
Lawrence N. Kugelman(7)	$145,544	$125,312		—	$270,856
Daniel N. Mendelson(8)	$12,028	$224,972	$33,828	—	$270,828
Rodman W. Moorhead, III(9)	$132,544	$125,312	—	—	$257,856
Elizabeth E. Tallett(10)	$144,500	$12,855	$112,500	—	$269,855
Timothy T. Weglicki(11)	$139,544	$125,312	—	—	$264,856
Allen F. Wise(12)	$116,544	$112,457	—	$32,650	$261,651

(1)	This column represents the dollar amounts for the annual retainer and special Board meeting fees, as well as any residual cash in lieu of receiving a fractional share of stock. A breakout of these amounts is disclosed for each director in the footnotes that follow.

(2)	This column represents the dollar amounts recognized in the Company’s 2008 financial statements for reporting purposes in accordance with SFAS 123R. The amounts shown cover awards granted in 2008 and in prior years. These amounts represent the compensation costs for restricted stock and deferred stock units (in the Stock Awards column), and stock options (in the Option Awards column). The amounts do not reflect the actual amounts that may be realized by the directors. A discussion of the assumptions used in calculating these values may be found in Note G to the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Mr. Ackerman elected to receive his compensation of $225,000 under the Program for 2008 as follows: 100% in the form of 3,797 deferred stock units. He received additional cash compensation for the following: (i) $12,000 for Nominating/Corporate Governance Committee and special Board meeting fees, (ii) $5,000 annual retainer as Chair of the Nominating/Corporate Governance Committee and (iii) $28 residual cash in lieu of receiving a fractional share of stock under the Program for 2008.

(4)	Dr. Austin elected to receive his compensation of $225,000 under the Program for 2008 as follows: (i) 50% in the form of 1,898 shares of restricted stock and (ii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation as follows: (i) $6,000 for special Board meeting fees and (ii) $44 residual cash in lieu of receiving a fractional share of stock under the Program for 2008.

(5)	Mr. Crandall elected to receive his compensation of $225,000 under the Program for 2008 as follows: (i) 25% in the form of 4,232 non-qualified stock options at an exercise price of $59.25, (ii) 25% in the form of 949 deferred stock units and (iii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation for the following: (i) $37,000 for Compensation Committee, Audit Committee and special Board fees, (ii) $10,000 annual retainer as Chair of the Compensation Committee and (iii) $28 residual cash in lieu of receiving fractional shares of stock under the Program for 2008.

(6)	Dr. Farley retired on May 15, 2008, when he did not stand for re-election due to age requirements under the Company’s Corporate Governance Guidelines. He received pro rated compensation for his services as a director from January 1, 2008 to the end of the month in which he retired. For this period, he elected to receive his pro rata compensation under the Program for 2008 as follows: (i) 50% in the form of 793 shares of restricted stock and (ii) 50% in the form of cash in the amount of $46,978. He received additional cash compensation for the following: (i) $1,000 for special Board meeting fees.

(7)	Mr. Kugelman elected to receive his compensation of $225,000 under the Program for 2008 as follows: (i) 50% in the form of 1,898 shares of restricted stock and (ii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation for the following: (i) $23,000 for Audit Committee and special Board meeting fees, (ii) $10,000 annual retainer as Chair of the Audit Committee and (iii) $44 residual cash in lieu of receiving fractional shares of stock under the Program for 2008.

(8)	Mr. Mendelson elected to receive his compensation of $225,000 under the Program for 2008 as follows: (i) 100% in the form of 3,797 deferred stock units. He received additional cash compensation for the following: (i) $12,000 for Nominating/Corporate Governance Committee and special Board meeting fees and (ii) $28 residual cash in lieu of receiving fractional shares of stock under the Program for 2008.

(9)	Mr. Moorhead elected to receive his compensation of $225,000 under the Program for 2008 as follows: (i) 50% in the form of 1,898 shares of restricted stock and (ii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation for the following: (i) $20,000 for Compensation Committee and special Board meeting fees, and (ii) $44 residual cash in lieu of receiving fractional shares of stock under the Program for 2008.

(10)	Ms. Tallett elected to receive her compensation of $225,000 under the Program for 2008 as follows: (i) 50% in the form of 8,465 non-qualified stock options at an exercise price of $59.25, and (ii) 50% in the form of cash in the amount of $112,500. She received additional cash compensation for the following: (i) $22,000 for Audit Committee and special Board meeting fees, and (ii) $10,000 annual retainer as Lead Director.

(11)	Mr. Weglicki elected to receive his compensation of $225,000 under the Program for 2008 as follows: (i) 50% in form of 1,898 deferred stock units and (ii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation for the following: (i) $27,000 for Compensation Committee, Nominating/Corporate Governance Committee and special Board meeting fees and (ii) $44 residual cash in lieu of receiving fractional shares of stock under the Program for 2008.

(12)	Mr. Wise elected to receive his compensation of $225,000 under the Program for 2008 as follows: (i) 50% in the form of 1,898 shares of restricted stock and (ii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation for the following: (i) $4,000 for special Board meeting fees and (ii) $44 residual cash in lieu of receiving fractional shares of stock under the Program. In addition, the Company incurred (i) $30,470 in incremental costs for Company provided transportation for Mr. Wise (including incremental costs to the Company billed per trip for airport fees, catering and other trip-related expenses, and a portion of the depreciation costs of the Company’s fractional share of leased or timeshare aircraft) and (ii) a $2,180 tax gross-up for personal use of the Company provided aircraft.

The following table sets forth equity grants awarded in 2008 to each non-employee director:

Grants of Plan-Based Awards During Fiscal Year 2008

	Restricted Stock Awards			Restricted Stock Units			Nonqualified Stock Options
			Grant			Grant			Grant	Total
		Number	Date		Number	Date		Number	Date	Grant
	Grant	of	Fair	Grant	of	Fair	Grant	of	Fair	Date
Name	Date	Shares	Value*	Date	Shares	Value*	Date	Shares	Value*	Value*

Ackerman				1/1/2008	3,797	$224,972				$224,972
Austin	1/1/2008	1,898	$112,457							$112,457
Crandall				1/1/2008	949	$56,228	1/1/2008	4,232	$56,243	$112,471
Farley	1/1/2008	1,898	$112,457
Kugelman	1/1/2008	1,898	$112,457							$112,457
Mendelson				1/1/2008	3,797	$224,972				$224,972
Moorhead	1/1/2008	1,898	$112,457							$112,457
Tallett							1/1/2008	8,465	$112,500	$112,500
Weglicki				1/1/2008	1,898	$112,457				$112,457
Wise	1/1/2008	1,898	$112,457							$112,457

*	Grant date fair value for restricted stock awards and restricted stock units is the number of awards or units multiplied by the market stock value on the grant date, or if such date shall fall on a non-business day, the reported closing price on the business day immediately preceding the date of grant of a share of common stock on the New York Stock Exchange. The Company’s closing price on December 31, 2007, was $59.25. Grant date fair value for non-qualified stock options uses the Black-Scholes option pricing model based on SFAS 123R methodology. The Black-Scholes option value per each underlying share for the January 1, 2008 grant was $13.29.

The following table sets forth all outstanding equity awards held at December 31, 2008, by each non-employee director:

Outstanding Equity Awards at Fiscal Year-End — 2008

	Option Awards					Stock Awards
								Market
							Number of	Value
		Number of	Number of				Shares	of Shares
		Securities	Securities				or Units of	or Units
		Underlying	Underlying				Stock	of Stock
		Unexercised	Unexercised	Option	Option		That	That
	Grant Date	Options	Options	Exercise	Expiration	Grant Date	Have Not	Have Not
Name	(1)	Exercisable	Unexercisable	Price	Date	(1)	Vested	Vested(2)

Ackerman						1/1/2008	949	$14,121
Austin						1/1/2008	474	$7,053
Crandall	1/1/2004	22,500		$28.66	1/1/2014	1/1/2008	237	$3,526
	1/1/2006	2,743		$56.96	1/1/2016
	1/1/2007	3,362		$50.05	1/1/2017
	1/1/2008	3,174	1,058	$59.25	1/1/2018
Farley	1/1/2007	840		$50.05	1/1/2017
Kugelman	3/4/1999	11,250		$4.89	3/4/2009	1/1/2008	474	$7,053
	1/1/2000	4,500		$3.00	1/1/2010
	6/7/2001	4,500		$8.21	6/7/2011
	6/6/2002	4,500		$14.34	6/6/2012
	11/7/2002	8,325		$13.87	11/7/2012
	6/5/2003	4,500		$19.91	6/5/2013
Mendelson	5/19/2005	16,875	5,625	$45.13	5/19/2015	1/1/2008	949	$14,121
Moorhead						1/1/2008	474	$7,053
Tallett	6/6/2002	4,500		$14.34	6/6/2012
	11/7/2002	8,325		$13.87	11/7/2012
	6/5/2003	4,500		$19.91	6/5/2013
	1/1/2006	2,743		$56.96	1/1/2016
	1/1/2007	3,362		$50.05	1/1/2017
	1/1/2008	6,349	2,116	$59.25	1/1/2018
Weglicki	6/6/2002	4,500		$14.34	6/6/2012	1/1/2008	474	$7,053
	11/7/2002	8,325		$13.87	11/7/2012
	6/5/2003	4,500		$19.91	6/5/2013
	1/1/2006	2,743		$56.96	1/1/2016
	1/1/2007	3,362		$50.05	1/1/2017
Wise						1/1/2008	474	$7,053

(1)	The equity awards granted to the directors vest quarterly from the grant date over the year of service.

(2)	The market value is based on the Company’s closing stock price on December 31, 2008, which was $14.88.

Non-Employee Directors Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for directors in order to further align the directors’ interests with the stockholders’ interests. Under these guidelines, non-employee directors should strive to hold $250,000 worth of Coventry common stock while serving as a director of the Company. New directors will have three years to attain this ownership threshold. Stock units held by a director under the director compensation program for a current fiscal year are included in calculating the value of ownership to determine whether this minimum ownership requirement has been met.

2008 Matching Charitable Contribution Program

Our Company believes that, as part of its mission and as a good corporate citizen, it is appropriate to support charitable organizations that serve community needs. Therefore, we maintain a Matching Charitable Contribution Program, which is considered and adopted on a year-to-year basis depending on the profitability of our Company during the year. The Matching Charitable Contribution Program is intended to encourage charitable giving by senior executives and directors to non-profit charitable organizations in the areas of healthcare, education, research and those in critical need in the community (e.g., the poor and disadvantaged). While 2008 was a disappointing year for the Company, we believe that we are still financially strong and have remained profitable. With that in mind, and recognizing the difficult year that charitable organizations were facing, we decided to offer the matching program, although on a scaled down basis relative to prior years. Under the 2008 Matching Charitable Contribution Program, recipients were required to qualify as 501(c)(3) organizations. Our Company matched qualifying charitable contributions one-for-one up to a maximum amount of $25,000 per donor. Three charities per donor were eligible for a match.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Health Risk Partners.  Allen F. Wise, the Chief Executive Officer of the Company and Executive Chair of the Board, owns a majority interest in Health Risk Partners (“HRP”), a company that has entered into a contract to perform certain services for the Company. Rodman W. Moorhead, III and Timothy T. Weglicki, directors of the Company, own minority interests in HRP. HRP provides operational consulting, data processing, data reporting, and chart review/coding services, premium reconciliation and hierarchical condition categories revenue compliance related to the Company’s Medicare business. The contract commenced in 2008 and total payments thereunder by the Company to HRP are expected to be less than $5.0 million for the year ended December 31, 2009. During 2008, the Company paid approximately $1.1 million to HRP for services rendered under the contract. Consistent with the Company’s related persons transaction policy, disinterested members of the Board’s Nominating and Corporate Governance Committee, as well as disinterested members of the entire Board, have determined that the terms of the Company’s contract with HRP are fair and market competitive.

PROPOSAL TWO

APPROVAL OF THE COMPANY’S 2004 INCENTIVE PLAN, AS AMENDED AND RESTATED

Description of the Proposal

The 2004 Incentive Plan is an omnibus plan integral to the Company’s compensation program strategy as it relates to short-term and long-term incentives. It was designed to provide the flexibility and incentives required to attract highly qualified individuals in a competitive marketplace, to motivate and retain key employees and to meet the requirements of Section 162(m) of the Internal Revenue Code for “performance-based” compensation. The Company’s stockholders initially approved the 2004 Incentive Plan five years ago, at the Company’s 2004 annual meeting of stockholders. Company stockholders approved certain amendments to the 2004 Incentive Plan at the Company’s 2006 annual meeting of stockholders. The Board, pursuant to its authority under the plan, has also amended the plan to make certain changes required by law, including Section 409A of the Internal Revenue Code and to make miscellaneous clarifications to plan language.

A current version of the 2004 Incentive Plan (which reflects previous amendments approved by the Company’s board of directors and its stockholders, as well as those amendments requiring stockholder approval pursuant to this Proposal Two) is attached to this proxy statement as Appendix A. If this Proposal Two is approved by the Company’s stockholders, the following amendments to the current version of the 2004 Incentive Plan will be effected: (i) the number of shares of Company common stock authorized for issuance under such plan will be increased by 5,500,000 shares (see Section 3(a) of the attached 2004 Incentive Plan, as amended and restated); (ii) the maximum number of shares of Company common stock that may be granted to an individual in any fiscal year pursuant to the plan will be increased from the current limit of 1,000,000 shares to 3,500,000 shares (see Section 3(b) of the attached 2004 Incentive Plan, as amended and restated); (iii) the ratio used for counting awards issued under the plan, other than stock options and stock appreciation rights, would be reduced from 1.75-to-1 to 1.40-to-1 (see Section 3(c) and Section 3(d) of the attached 2004 Incentive Plan, as amended and restated); (iv) language would be added to the plan such that shares of Company common stock repurchased by the Company using stock option proceeds would not be added back to the pool of shares available under the plan (see Section 3(d) of the attached 2004 Incentive Plan, as amended and restated); (v) the maximum per person annual cash award that may be earned pursuant to the Company’s annual bonus plan would be $5,000,000, and the maximum per person annual amount payable pursuant to all other cash settled Performance Awards would be $5,000,000 (see Section 9.3 of the attached 2004 Incentive Plan, as amended and restated); (vi) language would be added to the plan clarifying types of amendments that would require stockholder approval (see Section 13 of the attached 2004 Incentive Plan, as amended and restated); and (vii) the payment of dividends or dividend equivalents on performance awards that have not been earned would be prohibited (see Section 15(e) of the attached 2004 Incentive Plan, as amended and restated). Approval of this Proposal Two will also constitute the requisite stockholder approval needed by the Company to take deductions under Section 162(m) of the Internal Revenue Code for performance-based payments that are awarded to certain executive officers under the 2004 Incentive plan, as amended and restated.

The Compensation Committee and the Board believe that approving the 2004 Incentive Plan, as amended and restated, is necessary to provide the Board with the flexibility to continue the Company’s historical practice of awarding equity incentives to a broad-based group of the Company’s directors, officers and key employees. Equity-based compensation advances the interests of the Company by encouraging, and providing for, the acquisition of equity interests in the Company by the Company’s directors, officers and employees, thereby providing substantial motivation for superior performance and aligning their interests with those of the stockholders of the Company. In order to provide the Company with greater flexibility to adapt to changing economic and competitive conditions, and to continue its practice of attracting and retaining experienced directors, officers and employees, the Board proposes that the stockholders approve the 2004 Incentive Plan, as amended and restated. The Board believes that this approval is essential to further the long-term stability and financial success of the Company by attracting, motivating and retaining qualified, directors, officers and employees through the use of stock incentives. The Board also believes that the increase in the per person maximum annual share and cash awards, as well as the change to the share counting ratio described above, are necessary to give the Company increased flexibility to continue to motivate and retain its existing key employees and to attract talented new employees. Additionally, the Company believes that amendments to the plan described above regarding shares repurchased with stock option exercise proceeds, stockholder approval of material amendments to the plan and the prohibition on dividend payments in certain instances are consistent with sound corporate governance.

If approved by the stockholders, the 2004 Incentive Plan, as amended and restated, will become effective as of May 21, 2009. The following summary of the 2004 Incentive Plan is qualified in its entirety by reference to the 2004 Incentive Plan, as amended and restated, which is attached as Appendix A to this proxy statement.

Purpose and Eligibility

The 2004 Incentive Plan is an omnibus plan integral to the Company’s compensation strategies. It has been designed to provide the flexibility and incentives required to attract, retain, motivate and reward key employees of and consultants to the Company and its subsidiaries and affiliates and directors who are not employees of the Company, and to meet the requirements of Section 162(m) of the Internal Revenue Code for “performance-based” compensation. Under the 2004 Incentive Plan, the Company may award stock options, stock appreciation rights, restricted stock, performance awards and other stock-based awards, as well as incentives payable in cash to key employees, consultants and directors of the Company and its subsidiaries and affiliates. As of the Record Date, the number of individuals who would potentially be eligible for awards under the 2004 Incentive Plan is approximately 269 based on the actual number of officers of the Company (10 individuals) and Outside Directors (as defined in the 2004 Incentive Plan) (9 individuals) and an estimated number of key employees and consultants (250 individuals) eligible for awards. Actual awards are made only at the discretion of the Compensation Committee (other than awards made to Outside Directors, which are made only at the discretion of the Board).

Shares Available for Issuance

The total number of shares of common stock that have been or are subject to issuance under the 2004 Incentive Plan is currently 18,000,000, plus any shares that are available or may become available at any time under the Company’s Amended and Restated 1998 Stock Incentive Plan and the Assumed Plans, as defined therein (collectively, the “1998 Plan”). The Board proposes that an additional 5,500,000 shares be reserved for issuance under the 2004 Incentive Plan.

As of the Record Date, of the 18,000,000 shares previously authorized for issuance under the 2004 Incentive Plan, and the 24,750,000 shares previously authorized for issuance under the 1998 Plan, or 42,750,000 total authorized shares for issuance under the 2004 Incentive Plan and the 1998 Plan: 11,586,029 shares of common stock are reserved for issuance under outstanding stock options (with a weighted average exercise price of approximately $42.80 and a weighted average remaining term of 6.81 years), 1,610,759 shares are for restricted stock awards on which the restrictions have not lapsed, 77,522 shares are reserved for deferred Stock Units that have not been distributed, and a total of 25,131,331 shares have either been exercised with respect to stock options, represent shares unavailable for issuance based on the current 1.75-to-1 ratio applicable to certain equity issuances under the plan (and described in more detail below), or represent restricted stock awards with lapsed restrictions or other stock-based awards that have been issued, leaving a balance of 4,344,359 shares available for future grants under the plan. If the 2004 Incentive Plan, as amended and restated, is approved by the Company’s stockholders, an additional 5,500,000 shares would become available for future grants plus the 4,344,359 shares currently available, for a total of 9,844,359 shares (or 6.6% of the shares of common stock outstanding on the Record Date) that would be available for future grants under the plan as of the Record Date.

Stock option and stock appreciation rights (“SARs”) are counted in full against the maximum number of shares available for grants in a 1-to-1 ratio. In addition, SARs exercised and settled in shares of common stock are counted in full amount exercised against the number of shares available for grant under the 2004 Incentive Plan, regardless of the number of net shares issued upon settlement of the SARs. For example, if a SAR granted for 100 shares were exercised and settled by issuing 65 shares, the maximum number of shares available for grant under the 2004 Incentive Plan would be reduced by 100 shares. Awards other than stock options and SARs are currently counted against the maximum number of shares available for grant in a 1.75-to-1 ratio. For example, if the Company issues 100 shares of restricted stock, the maximum number of shares available for grant under the 2004 Incentive Plan would be reduced by 175 shares (or 140 shares, if this Proposal Two is approved). Therefore, assuming the stockholders of the Company approve the proposed increase in shares under the 2004 Incentive Plan, of the 9,844,359 shares available for grant, 5,625,438 shares would be available for restricted stock awards, performance awards, or other stock based awards, giving effect to the 1.75-to-1 ratio described above and, in such case, would be the maximum number of shares that could be issued under the 2004 Incentive Plan. Applying the 1.40-to-1 ratio under the 2004 Incentive Plan, as amended and restated, 7,031,685 shares would be available for grant. If, however, only stock options or stock appreciation rights were issued, the full 9,844,359 shares would be available for future grants. The Company anticipates that a combination of available types of awards and grants will be issued under the 2004 Incentive Plan.

Administration

The 2004 Incentive Plan is administered by the Compensation Committee. Each member of the Compensation Committee is an Outside Director elected by the Board. The Compensation Committee has the authority to grant (i) stock options; (ii) SARs; (iii) restricted stock; (iv) performance awards or units and/or (v) other stock-based awards; provided, however, that the power to grant and establish the terms and conditions of awards to Outside Directors under the 2004 Incentive Plan is reserved to the Board. All decisions made by the Compensation Committee pursuant to the 2004 Incentive Plan are made in the Compensation Committee’s sole discretion and are final and binding on all persons, including the Company and participants in the 2004 Incentive Plan.

Types of Grants or Awards Available Under the 2004 Incentive Plan

The following types of grants or awards are available under the 2004 Incentive Plan:

1. Stock Options.  Incentive stock options (“ISOs”) and non-qualified stock options may be granted for such number of shares as the Compensation Committee may determine and may be granted alone, in addition to or in tandem with other awards granted under the 2004 Incentive Plan (subject to the per person limitation on awards) and/or cash awards made outside of the plan. ISOs may be granted only to employees of the Company, its subsidiaries or affiliates.

A stock option is exercisable, in whole or in part, at such times and subject to such terms and conditions as the Compensation Committee may determine and over a term to be determined by the Compensation Committee, which term will be no more than ten years after the date of grant or no more than five years in the case of an ISO awarded to certain 10% stockholders. The Compensation Committee may provide that a stock option will vest over a period of future service at a rate specified at the time of grant or that the stock option may be exercisable only in installments. The option price for any ISO cannot be less than 100%, or 110% in the case of certain 10% stockholders, of the fair market value of the common stock as of the date of grant, and for any non-qualified stock option will not be less than 100% of the fair market value of the common stock as of the date of grant. Payment of the option price may be by check, by wire transfer or such other form of funds transfer as the Compensation Committee may accept or, in the case of a non-qualified stock option, the Compensation Committee may, in its sole discretion, permit payment of the option price through a cashless (broker-assisted) exercise or in shares of common stock having a fair market value equal to the option price, or permit surrender of shares subject to purchase in payment of withholding taxes due. Stock options are transferable only by will or by the laws of descent and distribution, except that non-qualified stock options may also be transferred to immediate family members, directly or through a trust.

Upon termination of an option holder’s employment for cause or upon voluntary termination of employment by the optionee, such employee’s stock options will thereupon terminate. If an option holder’s employment is involuntarily terminated without cause, stock options will be exercisable for ninety days following termination or until the end of the option period, whichever is shorter. Upon the retirement of an employee, stock options will be exercisable within the lesser of the remainder of the option period or, in the case of a non-qualified stock option, three years, and in the case of an ISO, three months from the date of retirement. Only options that are exercisable on the date of termination or retirement may be subsequently exercised or, except for an ISO, on such accelerated basis as determined by the Compensation Committee at or after grant.

On the disability of an employee, stock options will fully vest and be exercisable within the lesser of the remainder of the option period or, in the case of a non-qualified stock option, three years, and in the case of an ISO, one year from the date of disability. Upon the death of an employee, stock options will fully vest and be exercisable by the deceased employee’s legal representative or legatee within the lesser of the remainder of the option period or one year from the date of death.

2. SARs.  SARs may be granted on such terms as are consistent with the 2004 Incentive Plan and may be exercisable at such time or times, during such periods and for such number of SARs as determined by the Compensation Committee, but no SAR may be exercised more than ten years after the date of grant and may be subject to earlier termination, cancellation or expiration. Upon exercise, an optionee is entitled to an amount in cash and/or shares of common stock with a fair market value equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the fair market value per share of common stock on the date of grant multiplied by the number of SARs exercised. The Compensation Committee has the right to determine the form of payment at or after grant. The Compensation Committee may condition the grant, vesting or exercise of any SARs upon the attainment of specified performance goals or other factors the Compensation Committee may determine. SARs are transferable only to the extent stock options are transferable. SARs exercised and settled in shares of common stock are counted in full amount exercised against the number of shares available for grant under the 2004 Incentive Plan, regardless of the number of net shares issued upon settlement of the SARs.

3. Restricted Stock.  Restricted stock may be granted alone, in addition to or in tandem with other awards granted under the 2004 Incentive Plan and/or cash awards made outside of the plan, but must be accepted within 60 days after the award date. Additionally, if this Proposal Two is approved, shares of restricted stock granted will count against the maximum number of shares available for grant in a 1.40-to-1 ratio and this ratio will apply not only to restricted stock awards, but also to performance awards and other stock-based awards. The Compensation Committee may condition the grant of restricted stock upon the attainment of specified performance goals or such other factors as the Compensation Committee may determine. Subject to the applicable terms set forth in the award agreement, upon termination of the employee’s employment for any reason other than death or disability during the restriction period, all shares subject to restriction will vest, or be forfeited, in accordance with the terms and conditions established by the Compensation Committee at or after grant. Upon termination of the employee’s employment by reason of death or disability during the restriction period, all shares subject to restriction will fully vest, the restrictions shall lapse and the unrestricted shares shall be delivered promptly to the participant or to the legal representative of the estate or by the legatee of the participant under the will of the participant. During the restriction period, the employee will have the right to vote the shares and to receive any cash dividends, unless otherwise restricted by the Compensation Committee. At the time of award, the Compensation Committee may permit or require that any cash dividends be deferred and reinvested in additional shares of restricted stock. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant.

4. Performance Awards.

(a) Grants.  The Compensation Committee has sole authority to determine the participants to receive a Performance Award (as defined in the 2004 Incentive Plan). A Performance Award consists of a right that is (i) denominated in cash or common stock, stock options, SARs or restricted stock, (ii) valued as determined by the Compensation Committee subject to the achievement of such performance goals during such performance periods as the Compensation Committee establishes and (iii) payable at such time and in such form as the Compensation Committee determines. The Compensation Committee may amend specific provisions of a Performance Award provided that the amendment does not adversely affect the existing Performance Award. Performance Awards may be paid in a lump sum or installments or on a deferred basis. Termination of employment prior to the end of any performance period, other than for reasons of death or disability, forfeits the Performance Award for that period, unless the Compensation Committee determines otherwise. A participant’s rights to a Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution or as the Compensation Committee may determine.

(b) Performance Measures.  Performance shares, performance units and performance-based restricted stock awards under the 2004 Incentive Plan may be made subject to the attainment of performance goals based on one or more of the following business criteria: (i) earnings before interest, taxes, depreciation and/or amortization, (ii) operating income or profit, (iii) return on equity, assets, capital, capital employed, or investment, (iv) after tax operating income, (v) net income, (vi) earnings or book value per share of the Company’s common stock, (vii) cash flow(s), (viii) total sales or revenues or sales or revenues per employee, (ix) stock price or total shareholder return, (x) dividends, (xi) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or (xii) a combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares of common stock outstanding, or to assets or net assets.

(c) Maximums.  The maximum annual amount of any cash award attributable to or earned in any performance period is currently $5,000,000. If Proposal Two is approved, the maximum annual amount of any cash award that may be granted pursuant to the Company’s annual bonus plan (which currently is administered as the “Executive Management Incentive Plan”) will be $5,000,000 and the maximum annual amount of all other cash-settled Performance Awards attributable to or earned in any performance period will be $5,000,000.

(d) Establishment of Performance Criteria.  No later than 90 days following the commencement of a performance period (or such other time as may be required or permitted under Section 162(m) of the Internal Revenue Code), the Committee shall, in writing (i) select the performance goal or goals applicable to the performance period, (ii) establish the various targets and bonus amounts which may be earned for such performance period, and (iii) specify the relationship between performance goals and targets and the amounts to be earned by each participant for the performance period.

5. Other Stock-Based Awards.  The Compensation Committee may also grant other types of awards that are valued by reference to earnings per share or subsidiary performance. These awards may be granted alone, in addition to or in tandem with stock options, SARs or restricted stock awards granted under the 2004 Incentive Plan or cash awards made outside of the plan; provided, however, that none may be granted in tandem with ISOs if to do so would disqualify such ISOs under Section 422 of the Internal Revenue Code. Such awards are made upon terms and conditions as the Compensation Committee may in its discretion provide. The Compensation Committee may also provide for the grant of common stock upon completion of a specified performance period. Stock-based awards, Performance Awards and restricted stock awards are currently counted against the maximum number of shares available for grant under the 2004 Incentive Plan in a 1.75-to-1 ratio, which such ratio will be reduced to 1.40-to-1 if this Proposal Two is approved.

6. Awards to Outside Directors.  Prior to January 1 of each year, each Outside Director must elect to receive all or a portion of his or her annual compensation in the form of cash, stock options, restricted stock, or a combination thereof and/or the directors may elect to defer all or a portion of his or her compensation in the form of deferred cash or Stock Units. Compensation allocated to cash is paid out quarterly in arrears. Compensation allocated to deferred cash is credited quarterly with interest based on the Company’s borrowing rate set at the beginning of each year. Compensation allocated to stock awards (stock options, restricted stock or deferred Stock Units) is converted to awards of equivalent value determined by using the same method used to expense the awards for financial accounting purposes. Stock awards vest or the restrictions lapse in equal quarterly increments over the year compensation is payable. Stock awards, including Stock Units, will be credited with any dividends, stock splits, reverse stock splits or other changes in the Company’s capitalization in accordance with the terms of the 2004 Incentive Plan. Stock Units are treated as if they were actual shares of the Company’s common stock, but are evidenced by or convertible into any actual shares of the Company’s common stock until distribution. Deferred compensation is distributed until an Outside Director’s termination from service on the Board, or upon his or her death, or upon a change in control (as defined under section 409A of the Internal Revenue Code) or in the event of an unforeseeable emergency in accordance with criteria and procedures established by the Board. Unvested restricted stock awards or stock options fully vest upon death or disability. Vested stock options are not transferable, except to immediate family members, directly or through a trust, or by will or the laws of descent and distribution. Vested Stock Units are not transferable, except pursuant to a qualified domestic relations order or by will or the laws of descent and distribution. Upon joining the Board, new Outside Directors receive a one-time initial grant of non-qualified stock options to purchase 10,000 shares of common stock vesting in equal increments over four years at an exercise price equal to the closing market price on the date of grant. Compensation for Outside Directors elected after January 1st is prorated. Outside Directors are eligible to receive other awards as may be determined by the Board of Directors.

7. Stock Units.  The Compensation Committee may grant Stock Units (as defined in the 2004 Incentive Plan) to Outside Directors who elect to receive them as part of their annual compensation. A Stock Unit is a unit awarded with a value equal to the value of one share of the Company’s common stock and is not distributed until an Outside Director terminates from service on the Board, or until his or her death or upon a change in control (as defined under Internal Revenue Code Section 409A) or in the event of an unforeseeable emergency in accordance with criteria and procedures established by the Board. A Stock Unit is not evidenced by or convertible into any actual shares of the Company’s common stock until it is distributed at the end of the deferral period.

Section 162(m) Provisions

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of certain compensation paid to the chief executive officer and certain other named executive officers of publicly traded companies. Compensation paid to these officers in excess of $1,000,000 cannot be claimed as a tax deduction by such companies, unless such compensation qualifies for an exemption as performance-based compensation under Section 162(m) of the Internal Revenue Code. Under the 2004 Incentive Plan, as amended pursuant to this Proposal Two, no officer of the Company or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code is eligible to receive stock awards under the 2004

Incentive Plan for more than 3,500,000 shares of common stock in any fiscal year (the “Section 162(m) Maximum”), an increase from the current annual limit of 1,000,000 shares. It is anticipated that compensation in respect of stock options and SARs granted under the 2004 Incentive Plan will qualify for an exemption as performance-based compensation under Section 162(m) of the Internal Revenue Code, if the exercise price per share for such options and SARs is at least equal to the fair market value per share of common stock on the date of grant. It is expected that awards in the form of stock options, performance-based restricted stock, Performance Awards, SARS, and cash payments under annual incentive awards constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation, provided that the Company’s stockholders approve this Proposal Two and/or re-approve the performance goals as requested in Proposal Three. Other awards (if any) granted under the 2004 Incentive Plan are not expected to qualify for an exemption as performance-based compensation.

Other Provisions of the 2004 Incentive Plan

The Compensation Committee may determine at or after grant (subject to any right of approval expressly reserved by the Compensation Committee or the Board at the time of such determination) that in the event of a “Change in Control” (as defined in the 2004 Incentive Plan), options and other rights that may be granted under the 2004 Incentive Plan will vest and become immediately exercisable (to the extent not theretofore vested and exercisable), and the restrictions and forfeiture provisions applicable to restricted stock awards, Performance Awards and other stock-based awards will lapse and become fully vested.

In addition to any other restrictions on transfer that may be applicable under the terms of the 2004 Incentive Plan or the applicable award agreement, no stock option, SAR, restricted stock award, Performance Award, other stock-based award or Outside Director Stock Unit or other right issued under the 2004 Incentive Plan is transferable by the participant other than (a) transfers by an optionee to a member of his or her immediate family or a trust for the benefit of the participant or a member of his or her immediate family (except in the case of ISOs), (b) transfers by an Outside Director of Stock Units pursuant to a qualified domestic relations order, or (c) transfers by a participant by will or by the laws of descent and distribution (the designation of a beneficiary will not constitute a transfer).

In the event of any merger, reorganization, consolidation, equity restructuring, recapitalization, extraordinary cash dividend, stock dividend or stock split affecting the common stock, an appropriate substitution or adjustment will be made in the maximum number of shares that may be awarded under the 2004 Incentive Plan, in the number and option price of options and other awards then outstanding under the 2004 Incentive Plan and in the Section 162(m) maximum. An adjusted option price will also be used to determine the amount payable upon exercise of any SAR associated with an option.

The 2004 Incentive Plan may be amended, altered or discontinued by the Board to the fullest extent permitted by the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, provided, however, that without the approval of the Company’s stockholders, no amendment or alteration may be made which would (i) except as a result of a stock split, stock dividend, extraordinary cash dividend, merger, reorganization, consolidation, equity restructuring or recapitalization affecting the common stock, increase the maximum number of shares that may be issued under the 2004 Incentive Plan or increase the Section 162(m) Maximum, (ii) change the provisions governing ISOs except as required or permitted under the provisions governing ISOs in the Internal Revenue Code, or (iii) make any change for which applicable law or regulatory authority (including the regulatory authority of the New York Stock Exchange or any other market or exchange on which the common stock is traded) would require stockholder approval or for which stockholder approval would be required to secure full deductibility of compensation received under the 2004 Incentive Plan under Section 162(m) of the Internal Revenue Code. No amendment, alteration or discontinuation will be made which would impair the rights of an optionee or participant under a stock option, SAR, restricted stock, Performance Award or other stock-based award without his/her consent. If this Proposal Two is approved, language will be added to the 2004 Incentive Plan to clarify that no amendment to the plan, without shareholder approval, shall change the types of awards that may be granted under the plan, expand the class of persons eligible to receive awards or otherwise participate in the plan, or reduce the price at which a stock option is exercisable either by amendment of an award agreement or by substitution of a new option award at a reduced price. The 2004 Incentive Plan expires on the tenth anniversary of its effective date, but awards granted prior to such tenth anniversary may be extended beyond that date.

Federal Income Tax Aspects of the 2004 Incentive Plan

The following is a brief summary of the federal income tax aspects of awards made under the 2004 Incentive Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

1. Incentive Stock Options.  No taxable income is recognized by the participant upon the grant or exercise of an ISO. If common stock is issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the participant within two years of the date of grant or within one year after the transfer of the shares to the participant, then: (i) upon the sale of the shares, any amount realized in excess of the option price is taxed to the participant as long-term capital gain, and any loss sustained will be a capital loss; and (ii) no deduction is allowed to the Company for federal income tax purposes. The exercise of an ISO gives rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.

If common stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally: (i) the participant recognizes ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (ii) the Company is entitled to deduct any such recognized amount. Any further gain or loss realized by the participant is taxed as short-term or long-term capital gain or loss, as the case may be, and does not result in any deduction by the Company.

Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant’s employment, the option is generally taxed as a non-qualified stock option.

2. Non-Qualified Stock Options.  Except as noted below, with respect to non-qualified stock options: (i) no income is recognized by the participant at the time the option is granted; (ii) generally upon exercise of the option, the participant recognizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a tax deduction in the same amount; and (iii) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

3. SARs.  No income is recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant generally recognizes ordinary income in an amount equal to the amount of cash and the fair market value of any shares received. The Company is entitled to a deduction at the time and in the amount included in the participant’s income by reason of the exercise. If the participant receives common stock upon exercise of a SAR, the post-exercise appreciation or depreciation is treated in the same manner discussed above under “Non-Qualified Stock Options.”

4. Restricted Stock.  A participant receiving restricted stock generally recognizes ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. The Company is generally entitled to a deduction of an amount equal to such ordinary income recognized by the participant. With respect to the sale of shares after the forfeiture period has expired, the tax basis for determining gain or loss when such shares are sold is the amount included in ordinary income plus any purchase price paid for the shares, and the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restriction period expires.

However, under Section 83(b) of the Internal Revenue Code, a participant may elect, within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. The Company is entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable. If the stock appreciates in value between the time of the 83(b) election and the date the stock is no longer subject to forfeiture, the tax on the appreciation will be deferred until such time as the stock is sold. When such appreciated shares are sold, the tax basis for determining gain or loss is equal to the taxable ordinary income recognized on the date of grant plus any purchase price paid for the stock, and the holding period commences on the date of grant.

If, after making an 83(b) election, the shares are forfeited, the participant will be entitled to claim a tax loss in an amount equal to the purchase price paid for the forfeited shares, if any, less any amount realized on the forfeiture. However, a tax loss may not be claimed for the amount recognized as ordinary income as a result of the election.

5. Stock Units.  No income generally is recognized upon the award of Stock Units. The recipient of a Stock Unit award generally is subject to tax at ordinary income rates on the market price of unrestricted shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid, if any, by the participant for such Stock Units), and the capital gains/loss holding period for such shares also commence on such date.

6. Dividends and Dividend Equivalents.  Dividends paid on restricted stock are generally treated as compensation that is taxable as ordinary income to the participant and are deductible by the Company. If, however, the participant makes a Section 83(b) election, any dividends paid will be dividend income to the participant, which may be a “qualified dividend” taxable at capital gains rates if paid prior to 2011, and the Company will not be entitled to an income tax deduction for such dividends.

7. Performance Awards.  A participant who receives a Performance Award generally recognizes ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, the Company would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

8. Other Stock-Based Awards.  The federal income tax treatment of other stock-based awards depends on the nature of any such award and the restrictions applicable to such award. Such an award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted stock or in a manner not described herein.

Vote Required

An affirmative vote by the holders of a majority of the shares entitled to vote is necessary to approve the 2004 Incentive Plan, as amended and restated. The Board believes that it is in the best interests of the Company and its stockholders to approve the 2004 Incentive Plan as amended and restated and attached to this proxy statement as Appendix A.

THE BOARD RECOMMENDS THAT YOU VOTE TO APPROVE THE COMPANY’S 2004 INCENTIVE PLAN, AS AMENDED AND RESTATED.

PROPOSAL THREE

APPROVAL OF PERFORMANCE GOALS

In 2004, our stockholders approved the material terms of the performance goals of the 2004 Incentive Plan. You are being asked to re-approve these terms in order for the Company to preserve the Company’s federal income tax deduction for performance-based payments under the 2004 Incentive Plan to certain executive officers named in the Summary Compensation Table (or the Covered Officers). There has been no change to the terms of the performance goals. Under Section 162(m) of the Internal Revenue Code, we must seek your approval at five-year intervals to preserve the federal income tax deduction.

Even if a stockholder opposes Proposal Two regarding approval of the 2004 Incentive Plan, as amended and restated, we nevertheless want that stockholder to be able to vote in favor of the performance goals to allow the Company to continue to take advantage of certain tax deductions with respect to its performance-based executive compensation. Thus, approval of the performance goals under the 2004 Incentive Plan is being presented as a separate proposal to stockholders at the 2009 Annual Meeting.

The following is a description of the material terms of the performance goals under the 2004 Incentive Plan and is qualified in its entirety by the applicable provisions of such plan.

Performance goals for performance-based cash awards, performance units, performance shares and performance-based restricted stock awards under the 2004 Incentive Plan are based on one or more of the following business criteria: (i) earnings before interest, taxes, depreciation and/or amortization, (ii) operating income or profit, (iii) return on equity, assets, capital, capital employed, or investment, (iv) after tax operating income, (v) net income, (vi) earnings or book value per share of the Company’s common stock, (vii) cash flow(s), (viii) total sales or revenues or sales or revenues per employee, (ix) stock price or total stockholder return, (x) dividends, (xi) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or (xii) a combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares of common stock outstanding, or to assets or net assets.

Under the current 2004 Incentive Plan, the maximum annual number of shares in respect of which all Performance Awards may be granted to a Covered Officer is 500,000 shares and the maximum annual amount of any cash award attributable to or earned in any performance period is $5,000,000.

No later than 90 days following the commencement of a performance period (or such other time as may be required or permitted under Section 162(m) of the Internal Revenue Code), the Compensation Committee shall, in writing (i) select the performance goal or goals applicable to the performance period, (ii) establish the various targets and bonus amounts which may be earned for such performance period, and (iii) specify the relationship between performance goals and targets and the amounts to be earned by each participant for the performance period.

Vote Required

An affirmative vote by the holders of a majority of the shares entitled to vote is necessary to approve the performance goals under the 2004 Incentive Plan. The Board believes that it is in the best interests of the Company and its stockholders to approve the performance goals.

THE BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PERFORMANCE GOALS UNDER THE 2004 INCENTIVE PLAN.

PROPOSAL FOUR

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Under the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder and the Company’s Audit Committee Charter, as amended, the Audit Committee has the sole responsibility and authority to appoint the Company’s independent auditors. The Audit Committee, comprised of independent members of the Board, has appointed Ernst & Young LLP, certified public accountants, to be the independent auditors of the Company for the fiscal year ending December 31, 2009 and requests stockholder ratification of this action. In taking this action, the Audit Committee considered the qualifications of Ernst & Young LLP, the past performance of Ernst & Young LLP since its retention by the Company in 2002, its independence with respect to the services to be performed and its qualifications and general adherence to professional auditing standards. A representative of Ernst & Young LLP is expected to be present at the meeting, will have an opportunity to make a statement if he desires to do so and is expected to respond to appropriate questions. If the appointment of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee is not obligated to appoint other independent public accountants, but will reconsider the appointment.

Vote Required

An affirmative vote by the holders of a majority of the shares entitled to vote is necessary to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

FEES PAID TO INDEPENDENT AUDITORS

Fees for all services provided by Ernst & Young LLP for 2007 and 2008, respectively, are set forth below (rounded to the nearest thousand). The Company has paid all such fees.

Audit Fees

Audit fees billed for the fiscal years 2007 and 2008 audits of the Company’s annual consolidated financial statements and internal controls over financial reporting under the Sarbanes-Oxley Act of 2002, Section 404, review of Forms 10-Q and services provided in connection with SEC registration statements aggregated $5,856,000 and $5,993,000, respectively.

Audit-Related Fees

Audit-related fees billed for the fiscal years 2007 and 2008 for assurance and related services aggregated $187,000 and $126,000, respectively. The services for 2007 included retirement plan audits as well as audits associated with due diligence efforts of the Company. The services for 2008 were for retirement plan audits as well as various state Departments of Insurance workpaper reviews.

Tax Fees

Tax fees billed for the fiscal years 2007 and 2008 for tax compliance, tax advice and tax research aggregated $147,000 and $154,000, respectively.

All Other Fees

Fees billed for all other services rendered for fiscal years 2007 and 2008 aggregated $6,000 for each year for access to the Ernst & Young LLP online research software.

Procedures for Pre-approval of Independent Auditor Services

The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by the Company’s independent auditors, Ernst & Young LLP. The Audit Committee annually reviews and considers a written proposal from the independent auditors setting forth the scope of services to be provided, including whether the services are for audit and audit related services, tax services or other services that are permissible and other required communications. If permitted by applicable law and appropriate, the Audit Committee will approve the services. The Audit Committee has pre-approved certain permitted services to be performed by Ernst & Young LLP if required during the year. These permitted services would include only audit, audit related or tax compliance and research services. The Audit Committee and the Company believe these services are consistent with Ernst & Young LLP’s role as independent auditor and tax adviser. Thereafter, the Audit Committee will, as necessary, consider and, if permitted by applicable law and appropriate, approve the provision of additional audit and/or non-audit services not previously approved. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case-basis, proposed services that are clearly permitted by law. None of the engagements approved by the Audit Committee during 2007 and 2008 made use of the de minimus exception to pre-approval contained in the applicable rules of the SEC. The Audit Committee pre-approved all services described above. Ernst & Young LLP’s work on the Company’s financial statements was performed 100% by its full-time, permanent employees.

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls and processes for monitoring compliance with laws and regulations and the Company’s established Compliance and Ethics Program. The Audit Committee is composed of independent directors, as defined under the listing standards of the New York Stock Exchange (“NYSE”), and acts under a written charter in compliance with the Sarbanes-Oxley Act of 2002 and other regulations adopted by the SEC and the NYSE.

Audit Committee Disclosures

With respect to the fiscal year ended December 31, 2008, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2. The Audit Committee has discussed with its independent auditors, Ernst & Young LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountants the independent accountants’ independence. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

COVENTRY HEALTH CARE
AUDIT COMMITTEE
Lawrence N. Kugelman, Chair
L. Dale Crandall
Elizabeth E. Tallett

STOCKHOLDER PROPOSALS

The Company’s Bylaws, as amended, provide that the annual meeting of stockholders is to be held on the third Thursday in May, unless the Chair of the Board designates a different date. The 2010 annual meeting of stockholders is expected to be held on May 20, 2010, although this date may be subject to change. Eligible stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2010 may do so by following the procedures prescribed in Rule 14a-8, which was enacted by the SEC. In order to be considered timely for inclusion in the Company’s proxy materials for the 2010 annual meeting of stockholders, stockholder proposals must be received by the Company at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817-1850, addressed to the Corporate Secretary of the Company, not later than December 11, 2009. Eligible stockholders interested in submitting a matter to be brought before the Company’s 2010 annual meeting may do so by following the procedures prescribed in the Company’s Bylaws. In order for the proposal to be considered timely for the Company’s 2010 annual meeting, such stockholder proposal must be received by the Company at the address stated above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (i.e. not earlier than January 21, 2010 and not later than

February 20, 2010); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received no later than the close of business on the later of 70 days prior to the date of the meeting or 10 days following the day on which public announcement of the meeting was made.

COST OF ANNUAL MEETING AND PROXY SOLICITATION

The Company pays the costs of soliciting proxies. These costs include the expense of preparing, assembling, printing and mailing the Notice to stockholders of record and beneficial owners, mailing printed proxy materials to stockholders who specifically request them, and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions. The Company has retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT, 06902, a proxy soliciting firm, to assist in the solicitation of proxies in conjunction with the 2009 Annual Meeting for an estimated fee of $10,000, plus reimbursement of disbursements made on the Company’s behalf. In addition to soliciting proxies by mail and the internet, directors, officers and employees may solicit proxies on behalf of the Company, personally or by telephone, without additional compensation. The Company will also solicit proxies by e-mail from stockholders who are employees of the Company or who previously requested receipt of proxy materials electronically.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s officers, directors and stockholders owning ten percent or more of the Company to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange, and to furnish the Company with a copy. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company for 2008 pursuant to Rule 16a-3(e) of the Exchange Act and written representations from reporting persons that all required reports had been filed, the Company believes that all reporting persons filed the required reports on a timely basis, except that E. Harry Creasey, Senior Vice President, had one late report for one transaction.

OTHER MATTERS

The Board of the Company does not know of any other matters that may come before the 2009 Annual Meeting. However, if any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote the proxy in accordance with their judgment on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the 2009 Annual Meeting.

A list of stockholders of record entitled to be present and vote at the 2009 Annual Meeting will be available at the offices of the Company in Bethesda, Maryland for inspection by stockholders during regular business hours from May 4, 2009 to the date of the 2009 Annual Meeting. The list will also be available during the 2009 Annual Meeting for inspection by stockholders who are present.

YOUR REPRESENTATION AT THE 2009 ANNUAL MEETING IS IMPORTANT. PLEASE VOTE IN ORDER TO ASSURE THE PRESENCE OF THE NECESSARY QUORUM. YOU MAY VOTE BY TOLL-FREE TELEPHONE, BY THE INTERNET OR, IF YOU REQUESTED PRINTED MATERIALS, BY COMPLETING, DATING, SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. THE SUBMISSION OF THE PROXY CARD WILL NOT PREVENT YOUR ATTENDING THE MEETING AND VOTING IN PERSON, SHOULD YOU SO DESIRE.

By Order of the Board,

ALLEN F. WISE
Chief Executive Officer

APPENDIX A

Amended and Restated 2004 Incentive Plan

COVENTRY HEALTH CARE, INC.

AMENDED AND RESTATED 2004 INCENTIVE PLAN

Section 1.  Purpose; Definitions.

The purpose of the 2004 Incentive Plan (the “Plan”) is to enable Coventry Health Care, Inc., a Delaware corporation (the “Company”), to attract, retain and reward key employees of and consultants to the Company and its Subsidiaries and Affiliates, and directors who are not also employees of the Company, and to strengthen the mutuality of interests between such key employees, consultants, and directors by awarding such key employees, consultants, and directors performance-based stock incentives and/or other equity interests or equity-based incentives in the Company, as well as incentives payable in cash. The creation of the Plan shall not diminish or prejudice other compensation programs approved from time to time by the Board. With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with those requirements.

For purposes of the Plan, the following terms shall be defined as set forth below:

A. “Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board pursuant to reasonable business criteria (such as a joint venture) as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

B. “Board” means the Board of Directors of the Company.

C. “Cause” has the meaning provided in Section 5(j) of the Plan.

D. “Change in Control” has the meaning provided in Section 12(b) of the Plan.

E. “Change in Control Price” has the meaning provided in Section 12(d) of the Plan.

F. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

G. “Common Stock” means the Company’s Common Stock, par value $.01 per share.

H. “Committee” means the Compensation Committee of the Board of Directors of the Company.

I. “Company” means Coventry Health Care, Inc., a corporation organized under the laws of the State of Delaware or any successor corporation.

J. “Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable award will be paid or become vested, and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid or become vested.

K. “Disability” means disability as determined under the Company’s Group Long Term Disability Insurance Plan.

L. “Early Retirement” means retirement, for purposes of this Plan with the express consent of the Company at or before the time of such retirement, from active employment with the Company and any Subsidiary or Affiliate prior to age 65, in accordance with any applicable early retirement policy of the Company then in effect or as may be approved by the Committee.

M. “Effective Date” has the meaning provided in Section 16 of the Plan.

N. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

O. “Fair Market Value” means with respect to the Common Stock, as of any given date or dates, unless otherwise determined by the Committee in good faith, the reported closing price on the date of grant, or if such date shall fall on a non-business day, the reported closing price on the business day immediately preceding the date of grant of a share of Common Stock on the New York Stock Exchange or such other market or exchange as is the principal trading market for the Common Stock, or, if no such sale of a share of Common Stock is reported on the New York Stock Exchange or other exchange or principal trading market on such date, the fair market value of a share of Common Stock as determined by the Committee pursuant to the reasonable application of a reasonable valuation method and in good faith. The Committee shall determine the date of grant of each Stock Option and SAR awarded hereunder in a manner consistent with Section 409A of the Code and the regulations thereunder.

P. “Incentive Stock Option” means any Stock Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

Q. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

R. “Independent Director” means a member of the Board who is an “Independent Director” within the meaning of Rule 1 6b-3(b)(3) promulgated under the Exchange Act, an outside director within the meaning of Treasury Regulation Sec. 162-27(e)(3) promulgated under the Code, and who satisfies the applicable independence requirements of the New York Stock Exchange.

S. “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

T. “Normal Retirement” means retirement from active employment with the Company and any Subsidiary or Affiliate on or after age 65.

U. “Other Stock-Based Award” means an award under Section 10 below that is valued in whole or in part by reference to, or is otherwise based on, the Common Stock.

V. “Outside Director” means a member of the Board who is not then (i) an officer or employee of the Company or any Subsidiary or Affiliate of the Company, or(ii) the direct or beneficial owner of five percent (5%) or more of the Common Stock of the Company.

W. “Outside Director Stock Option” means an award to an Outside Director under Section 11 below.

X. “Performance Award” means an award under Sections 8 and 9 below. For purposes of the share counting provisions of Section 3 hereof, a Performance Award that is not settled in cash shall be treated as (i) an Option award if the amounts payable thereunder will be determined by reference to the appreciation of a Share, and (ii) a Restricted Stock award if the amounts payable thereunder will be determined by reference to the full value of a Share.

Y. “Plan” means this 2004 Incentive Plan, as amended from time to time.

Z. “Restricted Stock” means an award of shares of Common Stock that is subject to restrictions under Section 7 and/or Section 11 of the Plan.

AA. “Restriction Period” has the meaning provided in Section 7 of the Plan.

BB. “Retirement” means Normal or Early Retirement.

CC. “Section 162(m) Maximum” has the meaning provided in Section 3(b) hereof.

DD. “Share” means a share of Common Stock.

EE. “Share Reserve” has the meaning set forth in Section 3(a).

FF. “Stock Appreciation Right” or “SAR” means the right, pursuant to an award granted under Section 6 below, to receive in cash and/or shares upon exercise the increase in the Fair Market Value of a share of Common Stock above the Fair Market Value of a share of Common Stock on the date of grant.

GG. “Stock Option” or “Option” means any option to purchase shares of Common Stock (including Restricted Stock, if the Committee so determines) granted pursuant to Section 5 and/or Section 11 below.

HH. “Stock Unit” means a unit awarded under Section 11, Awards to Outside Directors, with a value equal to the value of one share of the Company’s Common Stock. A Stock Unit shall not be evidenced by or convertible into any actual share of the Company’s common stock until it is distributed from the Plan.

II. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

Section 2.  Administration.

The Plan shall be administered by the Committee. Each member of the Committee shall be an Independent Director. The Committee shall have authority to grant, pursuant to the terms of the Plan, to officers, other key employees, Outside Directors and consultants eligible under Section 4: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Performance Awards and/or (v) Other Stock-Based Awards; provided, however, that the power to grant and establish the terms and conditions of awards to Outside Directors under the Plan other than pursuant to Section 11 shall be reserved to the Board.

In particular, the Committee, or the Board, as the case may be, shall have the authority, consistent with the terms of the Plan:

(a) to select the officers, key employees and Outside Directors of and consultants to the Company and its Subsidiaries and Affiliates to whom Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Awards, and/or Other Stock-Based Awards may from time to time be granted hereunder;

(b) to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Awards and/or Other Stock-Based Awards, or any combination thereof, are to be granted hereunder to one or more eligible persons;

(c) to determine the number of shares to be covered by each such award granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, performance requirement or any vesting acceleration or waiver of forfeiture restrictions regarding any Stock Option or other award and/or the shares of Common Stock relating thereto, based in each case on such factors as the Committee shall determine, in its sole discretion); and to amend or waive any such terms and conditions to the extent permitted by Section 13 hereof;

(e) to determine whether and under what circumstances an Award may be settled in cash, Common Stock, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(f) to determine whether, to what extent, and under what circumstances Option grants and/or other awards under the Plan are to be made, and operate, on a tandem basis vis-a-vis other awards under the Plan and/or cash awards made outside of the Plan;

(g) to determine whether, to what extent, and under what circumstances shares of Common Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount (if any) of any deemed earnings on any deferred amount during any deferral period);

(h) make all determinations under the Plan concerning termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such termination occurs by reason of

Cause, Disability, Retirement, or in connection with a Change in Control and whether a leave constitutes a termination of employment;

(i) to determine whether to require payment of tax withholding requirements in shares of Common Stock subject to the award; and

(j) to impose any holding period required to satisfy Section 16 under the Exchange Act.

The Committee shall have the authority to adopt, alter, and repeal such rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding on all persons, including the Company and Plan participants. A Participant or other holder of an award may contest a decision or action by the Committee with respect to such person or award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

Section 3.  Shares of Common Stock Subject to Plan.

(a) Shares Authorized.  The maximum number shares of Common Stock that may be issued pursuant to awards after the effective date of the amendment and restatement of this Plan is equal to the sum of (i) 5,500,000 and (ii) the number of shares available for grant under the Plan as of the end of the day that is the effective date of the amendment and restatement of this Plan (such aggregate amount, the “Share Reserve”).

(b) Share Origin; Certain Limits.   The shares of Common Stock issuable under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. No officer of the Company or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible to receive awards pursuant to this Plan in excess of 3,500,000 shares of Common Stock in any fiscal year (the “Section 162(m) Maximum”).

(c) Full Value Awards.   Awards other than Stock Options and Stock Appreciation Rights shall be counted against the maximum number of shares available for grant in Section 3(a) in a 1.40-to-1 ratio.

(d) Share Counting.   If any award granted under this Plan (whether before or after the effective date of the amendment and restatement of this Plan) shall expire, terminate, be settled in cash (in whole or in part) or otherwise be forfeited or canceled for any reason before it has vested or been exercised in full, the Shares subject to such award shall, to the extent of such expiration, cash settlement, forfeiture, or termination, again be available for awards under the Plan, in accordance with this Section 3(d). If any award granted under the Company’s Amended and Restated 1998 Stock Incentive Plan and the Assumed Plans as defined therein (collectively, the “1998 Plan”) shall expire, terminate, be settled in cash (in whole or in part) or otherwise be forfeited or canceled for any reason before it has vested or been exercised in full, the Shares subject to such award shall, to the extent of such expiration, cash settlement, forfeiture, or termination, again be available for awards under the Plan, and the Share Reserve shall be increased, in accordance with this Section 3(d). The Committee may make such other determinations regarding the counting of Shares issued pursuant to this Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law. Notwithstanding the foregoing, if an Option or SAR is exercised, in whole or in part, by tender of Shares or if the Company’s tax withholding obligation with respect to any award is satisfied by withholding Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in this Section 3(a) shall be the number of Shares that were subject to the award portion thereof, and not the net number of Shares actually issued, and any SARs to be settled in shares of Common Stock shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of shares issued upon the settlement of the SAR. Moreover, in the event that the Company repurchases shares with stock option proceeds, those shares will not be added to the aggregate plan limit. Any Shares that again become available for grant pursuant to this Section 3(d) shall be added back (i) in the case of Shares subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the 1998 Plan, as one (1) Share and

(ii) in the case of Shares subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the 1998 Plan, as that number of Shares as was deducted with respect to such Award from the maximum number of Shares available under the Plan at the time such Award was granted.

(e) Certain Adjustments.   In the event of any merger, reorganization, consolidation, equity restructuring, recapitalization, extraordinary cash dividend, stock dividend or stock split affecting the shares of Common Stock, then the Committee shall make an equitable and proportionate adjustment in the maximum number of shares that may be awarded under the Plan, in the number and option price of shares subject to outstanding Options granted under the Plan, in the number of shares underlying Outside Director Stock Options to be granted under Section 11 hereof, in the Section 162(m) Maximum and in the number of shares and price subject to other outstanding awards granted under the Plan, provided that the number of shares subject to any award shall always be a whole number. An adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right.

Section 4.  Eligibility.

Officers, other key employees and Outside Directors of and consultants to the Company and its Subsidiaries and Affiliates who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and/or its Subsidiaries and Affiliates are eligible to be granted awards under the Plan. Outside Directors are eligible to receive awards pursuant to Section 11 and as otherwise determined by the Board.

Section 5.  Stock Options.

Stock Options may be granted alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve. Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. Incentive Stock Options may be granted only to individuals who are employees of the Company or any Subsidiary of the Company. The Committee shall have the authority to grant to any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. Options granted to officers, key employees, Outside Directors and consultants under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

(a) Option Price.   The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% (or, in the case of any employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Subsidiaries, not less than 110%) of the Fair Market Value of the Common Stock at grant, in the case of Incentive Stock Options, and not less than 100% of the Fair Market Value of the Common Stock at grant, in the case of Non-Qualified Stock Options.

(b) Option Term.   The term of each Stock option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years (or, in the case of an Incentive Stock Option issued to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries or parent corporations, more than five years) after the date the Option is granted.

(c) Exercisability.   Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, however, that except as provided in Section 5(g) and (h) and Section 12, unless otherwise determined by the Committee at or after grant, no Stock Option shall be exercisable prior to the first anniversary date of the granting of the Option. The Committee may provide that a Stock Option shall vest over a period of future service at a rate specified at the time of grant, or that the Stock Option is exercisable only in installments. If the Committee provides, in its sole discretion, that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant, in whole or in part, based on such factors as the Committee shall determine in its sole discretion.

(d) Method of Exercise.   Subject to whatever installment exercise restrictions apply under Section 5(c), Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the aggregate option price for the Stock Options to be exercised. Payment of the option price shall be made in (i) cash or cash equivalents, or, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the optionee, valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee consistent with applicable securities laws, (iii) by a combination of (i) or (ii), or (iv) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with applicable laws or (y) withholding Shares (net-exercise) otherwise deliverable to the optionee pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price. In the case of a Non-Qualified Stock Option, the Committee, in its discretion, at or after grant, may permit option holders, in lieu of the payment of withholding taxes due, but only to the extent the Company is required to withhold such taxes, to surrender shares subject to purchase without restriction under such Option or another award hereunder (in each case valued at the Fair Market Value of the Common Stock on the date the Option is exercised). No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall generally have the rights to dividends or other rights of a shareholder with respect to Shares subject to the Option when the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Section 15(a).

(e) Transferability of Options.   No Non-Qualified Stock Option shall be transferable by the optionee other than (i) transfers by the optionee to a member of his of her Immediate Family or a trust for the benefit of the optionee or a member of his or her Immediate Family, or (ii) transfers by will or by the laws of descent and distribution. No Incentive Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Incentive Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee. Following any such transfer, any transferred Options shall continue to be subject to the same terms and conditions as in effect prior to transfer.

(f) Extension of Exercise in Certain Circumstances.   The Committee, in its discretion at or after grant, may provide that the period of time over which an Option, other than an Incentive Stock Option, may be exercised shall be automatically extended if on the scheduled expiration of such Option, the Participant’s exercise of such Option would violate applicable securities law; provided, however, that during the extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such laws.

(g) Termination by Death.   Subject to Section 5(k), if an optionee’s employment by the Company and any Subsidiary or (except in the case of an Incentive Stock Option) Affiliate terminates by reason of death, any Stock Options held by such optionee shall vest in full and may thereafter be exercised by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of one year (or such other period as the Committee may specify at or after grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

(h) Termination by Reason of Disability.   Subject to Section 5(k), if an optionee’s employment by the Company and any Subsidiary or (except in the case of an Incentive Stock Option) Affiliate terminates by reason of Disability, any Stock Options held by such optionee shall vest in full and may thereafter he exercised by the optionee for a period of (i) three years (or such other period as the Committee may specify at or after grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter, in the case of a Non-Qualified Stock Option and (ii) one year from the date of termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter, in the case of an Incentive Stock Option; provided, however, that, if the optionee dies within the period specified in (i) above (or other such period as the Committee shall specify at or after grant), any unexercised Non-Qualified Stock Option held by such optionee shall thereafter be exercisable for a period of twelve months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise period applicable to Incentive Stock Options, but before the expiration of any period that would apply if such Stock Option were a Non-Qualified Stock Option, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(i) Termination by Reason of Retirement.   Subject to Section 5(k), if an optionee’s employment by the Company and any Subsidiary or (except in the case of an Incentive Stock Option) Affiliate terminates by reason of Normal or Early Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement or (except in the case of an Incentive Stock Option) on such accelerated basis as the Committee may determine at or after grant (or, except in the case of an Incentive Stock Option, as may be determined in accordance with procedures established by the Committee), for a period of (i) three years (or such other period as the Committee may specify at or after grant) from the date of such termination of employment or the expiration of the stated term of such Stock Option, whichever period is the shorter, in the case of a Non-Qualified Stock Option and (ii) ninety (90) days from the date of such termination of employment or the expiration of the stated term of such Stock Option, whichever period is the shorter, in the event of an Incentive Stock Option; provided however, that, if the optionee dies within the period specified in (i) above (or other such period as the Committee shall specify at or after grant), any unexercised Non-Qualified Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise period applicable to Incentive Stock Options, but before the expiration of the period that would apply if such Stock Option were a Non-Qualified Stock Option, the option will thereafter be treated as a Non-Qualified Stock Option.

(j) Other Termination.   Subject to Section 5(k), unless otherwise determined by the Committee (or pursuant to procedures established by the Committee) at or (except in the case of an Incentive Stock Option) after grant, if an optionee’s employment by the Company and any Subsidiary or (except in the case of an Incentive Stock Option) Affiliate is involuntarily terminated for any reason other than death, Disability or Normal or Early Retirement, the Stock Option shall thereupon terminate, except that such Stock Option may be exercised, to the extent otherwise then exercisable, for the lesser of ninety (90) days or the balance of such Stock Option’s term if the involuntary termination is without Cause. For purposes of this Plan, “Cause” means termination by the Company, acting in good faith, by written notice to the Executive specifying the event relied upon for such termination, due to; (i) the Executive’s indictment or conviction of a felony, (ii) the Executive’s intentional perpetration of a fraud, theft, embezzlement or other acts of dishonesty, (iii) the Executive’s intentional breach of a trust or fiduciary duty which materially adversely affects the Company or its shareholders. If an optionee voluntarily terminates employment with the Company and any Subsidiary or (except in the case of an Incentive Stock Option) Affiliate (except for Disability, Normal or Early Retirement), the Stock Option shall thereupon terminate; provided, however, that the Committee at grant or (except in the case of an Incentive Stock Option) thereafter may extend the exercise period in this situation for the lesser of ninety (90) days or the balance of such Stock Option’s term.

(k) Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the optionee(s) affected, to disqualify any Incentive Stock Option under such Section 422. No Incentive Stock Option shall be granted to any participant under the Plan if such grant would cause the aggregate Fair Market Value (as of the date the Incentive Stock Option is granted) of the Common Stock with respect to which all Incentive Stock Options are exercisable for the first time by such participant during any calendar year (under all such plans of the Company and any Subsidiary) to exceed $100,000. To the extent permitted under Section 422 of the Code or the applicable regulations thereunder or any applicable Internal Revenue Service pronouncement:

(i) if (x) a participant’s employment is terminated by reason of death, Disability, or Retirement and (y) the portion of any Incentive Stock Option that is otherwise exercisable during the post-termination period specified under Section 5(g), (h) or (i), applied without regard to the $100,000 limitation contained in Section 422(d) of the Code, is greater than the portion of such Option that is immediately exercisable as an

“Incentive Stock Option” during such post-termination period under Section 422, such excess shall be treated as a Non-Qualified Stock Option; and

(ii) if the exercise of an Incentive Stock Option is accelerated by reason of a Change in Control, any portion of such Option that is not exercisable as an Incentive Stock Option by reason of the $100,000 limitation contained in Section 422(d) of the Code shall be treated as a Non-Qualified Stock Option.

(l) Settlement Provisions.   If the option agreement so provides at grant or (except in the case of an Incentive Stock Option) is amended after grant and prior to exercise to so provide (with the optionee’s consent), the Committee may require that all or part of the shares to be issued with respect to the spread value of an exercised Option take the form of Restricted Stock, which shall be valued on the date of exercise on the basis of the Fair Market Value (as determined by the Committee) of such Restricted Stock.

(m) Performance and Other Conditions.   The Committee may condition the grant, vesting or exercise of any Option upon the attainment of specified performance goals or other factors as the Committee may determine, in its sole discretion. The Committee in its discretion may also provide in the option agreement that any such conditional Option shall vest immediately prior to its expiration if the conditions to exercise have not theretofore been satisfied.

Section 6.  Stock Appreciation Rights.

(a) Grant and Exercise. Stock Appreciation Rights may be granted on such terms as shall be consistent with the Plan. A Stock Appreciation Right may be exercised by an optionee, subject to Section 6(b), in accordance with the procedures established by the Committee for such purpose. Upon such exercise, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6(b).

(b) Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(i) SARs shall be exercisable only at such time or times during such periods and for such number of SARs as shall be determined by the Committee, provided that no SAR may be exercised more than 10 years after the date of grant, and any SAR may be subject to earlier termination, cancellation or expiration as provided in the Plan.

(ii) Upon the exercise of a SAR, an optionee shall be entitled to receive an amount in cash and/or shares of Common Stock with a Fair Market Value equal in value to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the Fair Market Value per share of Common Stock on the date of grant, multiplied by the number of SARs which shall have been exercised, with the Committee having the right to determine the form of payment at or after grant. SARs exercised and settled in shares of Common Stock shall be counted in full amount exercised against the number of shares available for grant under the 2004 Plan, regardless of the number of net shares issued upon settlement of the SAR.

(iii) Stock Appreciation Rights shall be transferable only to the extent that Stock Options would be transferable under Section 5(e) of the Plan.

(iv) The Committee may condition the grant, vesting or exercise of any Stock Appreciation Right upon the attainment of specified performance goals or other factors as the Committee may determine, in its sole discretion.

Section 7.  Restricted Stock.

(a) Administration.   Shares of Restricted Stock may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares of Restricted Stock to be awarded to any person, the price (if any) to be paid by the recipient of Restricted Stock (subject to Section 7(b)), the time or times within which such awards may be subject to forfeiture, and the other terms, restrictions and conditions of the awards in addition to those set forth in Section 7(c). The Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals or such other factors as the Committee may determine, in its sole discretion. The provisions of Restricted Stock awards need not be the same with respect to each recipient.

(b) Awards and Certificates.   The prospective recipient of a Restricted Stock award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award.

(i) The purchase price for shares of Restricted Stock shall be established by the Committee and may be zero.

(ii) Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the award date, by executing a Restricted :Stock Award Agreement and paying whatever price (if any) is required under Section 7(b)(i).

(iii) Each participant receiving a Restricted Stock award shall be issued either a stock certificate in respect of such shares of Restricted Stock or such shares may be held in an uncertificated book account by the Company’s transfer agent. Shares shall be registered in the name of such participant, and, in the case of a stock certificate, such certificate shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award.

(iv) The Committee shall require that the stock certificates or book entry accounts evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such award.

(c) Restrictions and Conditions.   The shares of Restricted Stock awarded pursuant to this Section 7 shall be subject to the following restrictions and conditions:

(i) In accordance with the provisions of this Plan and the award agreement, during a period set by the Committee commencing with the date of such award (the “Restriction Period”), the participant shall not be permitted to sell, transfer, pledge, assign, or otherwise encumber shares of Restricted Stock awarded under the Plan. Within these limits, the Committee, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance, or such other factors or criteria as the Committee may determine in its sole discretion.

(ii) Except as provided in this paragraph (ii) and Section 7(c)(i), the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. The Committee, in its sole discretion, as determined at the time of award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested, subject to Section 15(e), in additional Restricted Stock to the extent shares are available under Section 3, or otherwise reinvested. Pursuant to Section 3 above, stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued. If the Committee so determines, the award agreement may also impose restrictions on the right to vote and the right to receive dividends.

(iii) Subject to the applicable provisions of the award agreement and this Section 7, upon termination of a participant’s employment with the Company and any Subsidiary or Affiliate for any reason other than death or Disability during the Restriction Period, all shares still subject to restriction will vest, or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

(iv) Upon termination of a participant’s employment with the Company and any Subsidiary or Affiliate by reason of death or Disability during the Restriction Period, all shares still subject to restriction will fully vest, the restrictions shall lapse and the unrestricted shares shall be delivered promptly to the participant or to the legal representative of the estate or by the legatee of the participant under the will of the participant.

(v) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, certificates for an appropriate number of unrestricted shares shall be delivered to the participant promptly.

(d) Minimum Value Provisions.   In order to better ensure that award payments actually reflect the performance of the Company and service of the participant, the Committee may provide, in its sole discretion, for a tandem performance-based or other award designed to guarantee a minimum value, payable in cash or Common Stock to the recipient of a restricted stock award, subject to such performance, future service, deferral, and other terms and conditions as may be specified by the Committee.

Section 8.  Performance Awards.

8.1 Grant.   The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Common Stock, Stock Option, SAR or Restricted Stock, (ii) valued, as determined by the Committee, in accordance with, or subject to, the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. All Performance Awards shall be subject to the terms and provisions of Section 9 hereof.

8.2 Terms and Conditions.   Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved (as set forth in Section 9.2) during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

8.3 Payment of Performance Awards.   Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Termination of employment prior to the end of any performance period, other than for reasons of death or Disability, will result in the forfeiture of the Performance Award for that period, and no payments will be made with respect to that period, except that the Committee at grant may provide that certain awards that are performance based, paid in cash, and designed primarily for retention of key executives may be paid upon termination by the Company other than for cause. Upon termination of a participant’s employment with the Company and by reason of death or Disability during the performance period, the Performance Award for that period shall be paid to the participant or to the legal representative of the estate or by the legatee of the participant under the will of the participant. A participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

Section 9.  Provisions Applicable To Performance Awards.

9.1 General.   Notwithstanding anything in the Plan to the contrary, Performance Awards to Covered Officers shall be subject to the terms and provisions of this Section 9.

9.2 Performance Measures.   The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 9, performance goals shall be limited to one or more of the following Company, Subsidiary, operating unit or division financial performance measures:

(a) earnings before interest, taxes, depreciation and/or amortization;

(b) operating income or profit;

(c) return on equity, assets, capital, capital employed, or investment;

(d) after tax operating income;

(e) net income;

(f) earnings or book value per share of Common Stock;

(g) cash flow(s);

(h) total sales or revenues or sales or revenues per employee;

(i) stock price or total shareholder return;

(j) dividends;

(k) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or

(l) any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares of Common Stock outstanding, or to assets or net assets. The Committee may provide that the evaluation of performance under criteria set forth in this Section 9.2 will exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

9.3 Maximums.   With respect to any Covered Officers (i) the maximum annual amount of any cash award that may be granted pursuant to the Company’s Executive Management Incentive Plan, or any successor plan designed to provide an annual performance based cash bonus payment shall be $5,000,000, and (ii) the maximum annual amount of all other cash-settled Performance Awards attributable to or earned in any performance period shall be $5,000,000.

9.4 Other Requirements.   To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable award agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance fur the performance period.

Section 10.  Other Stock-Based Awards.

(a) Administration.   Other Stock-Based Awards, including, without limitation, convertible preferred stock, convertible debentures, exchangeable securities and Common Stock awards or options valued by reference to earnings per share or Subsidiary performance, may be granted either alone, in addition to, or in tandem with Stock Options, Stock Appreciation Rights, or Restricted Stock granted under the Plan and cash awards made outside of the Plan; provided that no such Other Stock-Based Awards may be granted in tandem with Incentive Stock Options if that would cause such Stock Options not to qualify as Incentive Stock Options pursuant to Section 422 of the Code. Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such awards shall be made, the number of shares of Common Stock to be awarded pursuant to such awards, and all other conditions of the awards. The Committee may also provide for the grant of Common Stock upon the completion of a specified performance period. The provisions of Other Stock-Based Awards need not be the same with respect to each recipient.

(b) Terms and Conditions.   Other Stock-Based Awards made pursuant to this Section 10 shall be subject to the following terms and conditions:

(i) Subject to the provisions of this Plan and the award agreement and unless otherwise determined by the Committee at grant, the recipient of an award under this Section 10 shall be entitled to receive, currently or on a deferred basis, interest or dividends or interest or dividend equivalents with respect to the number of shares covered by the award, as determined at the time of the award by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested.

(ii) Any award under Section 10 and any shares of Common Stock covered by any such award shall vest or be forfeited to the extent so provided in the award agreement, as determined by the Committee in its sole discretion, except as set forth under this Section 10.

(iii) In the event of the participant’s Retirement, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all of the remaining limitations imposed hereunder (if any) with respect to any or all of an award under this Section 10.

(iv) In the event of the participant’s death or Disability, all remaining limitations imposed hereunder with respect to all awards under this Section 10, shall be waived and shall be delivered promptly to the participant or to the legal representative of the estate or by the legatee of the participant under the will of the participant

(v) Each award under this Section 10 shall be confirmed by, and subject to the terms of, an agreement or other instrument by the Company and the participant.

Section 11.  Awards to Outside Directors.

(a) Applicability and Administration.   The provisions of this Section 11 shall apply only to awards to Outside Directors in accordance with this Section 11. The Committee shall have no authority to determine the timing of or the terms or conditions of any award under this Section 11. Instead, the Board shall have the authority to interpret its provisions and supervise its administration, subject to the provisions provided herein. All decisions made by the Board under this Section 11 shall be made by the affirmative vote of a majority of its members then in office.

(b) Awards.

(i) Prior to January 1st of each year, beginning with the year 2006, each person who is an Outside Director may elect to receive all or a portion of his or her annual compensation in the form of cash, Stock Options, Restricted Stock, or a combination thereof and/or to defer all or a portion of his or her compensation in the form of deferred cash or Stock Units. Compensation allocated to cash is paid out quarterly in arrears. Compensation allocated to deferred cash is credited quarterly with interest based on the Company’s borrowing rate set at the beginning of each year. Compensation allocated to stock awards (Stock Options, Restricted Stock or deferred Stock Units) will be converted to awards of equivalent value determined by using the same method used to expense the awards for financial accounting purposes. The exercise price of each Outside Director Stock Option granted pursuant to this Section 11(b) shall equal the Fair Market Value of the Common Stock on such option’s date of grant. No Outside Director Stock Option granted pursuant to this Section 11 shall qualify as an Incentive Stock Option.

(ii) Upon joining the Board, new Outside Directors would receive a one-time initial grant of a non-qualified stock option to purchase 10,000 shares of Common Stock vesting in equal increments over four years. Compensation for directors elected after January 1st will be prorated.

(c) Exercisability of Stock Options and Method of Exercise.   Outside Director Stock Options vest in equal quarterly increments over the year compensation is payable. Outside Director Stock Options may be exercised, in whole or in part, only by notice in writing to the Company (i) stating the number of shares as to which such option is to be exercised and the address to which the certificates for such shares are to be sent, accompanied by cash, certified check or bank draft payable to the order of the Company, in an amount equal to such option’s exercise price per share multiplied by the number of shares of the Common Stock as to which such option is then being exercised or (ii) instructing the Company to deliver the shares being purchased to a broker, subject to the broker’s delivery of cash to the Company equal to such option purchase price per share multiplied by the number of shares as to which such Outside Director Stock Option is then being exercised, or (iii) delivering shares of Common Stock already owned by the Outside Director as partial or full payment of the Outside Director Stock Option in accordance with the terms and restrictions set forth under Section 5(d).

(d) Delivery of Lapsed Restricted Stock.   Outside Director Restricted Stock vests in equal quarterly increments over the year compensation is payable. Upon the lapse of restrictions, that increment of Restricted Stock lapsing shall be delivered to the Outside Director.

(e) Distribution of Stock Units.   Outside Director Stock Units vest in equal quarterly increments over the year compensation is payable. Stock Units will not be evidenced by or convertible into any actual shares of the Company’s common stock until distribution. Vested Stock Units will not be distributed until an Outside Director’s termination from service on the Board, or upon his or her death or upon a change in control (as defined under Section 409A of the Code). Distributions may be allowed in the case of an unforeseeable emergency in accordance with criteria and procedures established by the Board that are consistent with Section 409A of the Code.

(f) Transferability

(i) Stock Options.   Outside Director Stock Options shall not be transferable other than (i) transfers to a member of the Outside Director’s Immediate Family or a trust for the benefit of the Outside Director or a member of his or her Immediate Family, or (ii) transfers by will or by the laws of descent and distribution.

(ii) Stock Units.   Vested stock units are not transferable, except pursuant to a qualified domestic relations order or by will or the laws of descent and distribution.

(g) Restricted Stock and Option Agreement.   Grantees of Outside Director Stock Options and Outside Director Restricted Stock shall enter into a stock option agreement in a form approved by the Board, which shall be subject to the terms and conditions of this Plan. Any agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board.

(h) Deferral Election Form.   Outside Directors must make a valid election deferral in writing in accordance with procedures established by the Board.

(i) Termination.   The termination of Outside Director Stock Options or Outside Director Restricted Stock shall be governed by the provisions of Sections 5(g), 5(i) and 5(j) hereof as if Outside Directors were employees of the Company, except that any determination to accelerate the vesting of an Outside Director Stock Option or Outside Director Restricted Stock will be made by the Board and not by the Committee. Non-vested Stock Units shall be forfeited upon termination of an Outside Director, except in the case of termination by reason of death, which shall be governed by the provisions of Section 5 (g) hereof as if the Outside Director were an employee of the Company.

(j) Certain Changes.   Outside Director Stock Options and Outside Director Restricted Stock shall be subject to Section 12. Stock Units shall be subject to Section 409A of the Internal Revenue Code of 1986, as amended. The number of shares and the exercise price per share of each Outside Director Stock Option and Outside Director Restricted Stock shall be adjusted automatically in the same manner as the number of shares and the exercise price for Stock Options and Restricted Stock under Section 3 hereof at any time that Stock Options are adjusted as provided in Section 3. Stock Units will be credited with any dividends, stock splits, reverse stock splits or other changes in the Company’s capitalization as if they were actual shares of the Company’s common stock.

(k) Taxes.   The Company may make such provision as it deems appropriate for the withholding of any taxes which the Company determines are required in connection with the grant or exercise of any award under this Section 11.

(l) Other Awards.   Outside Directors are eligible to receive other awards as may be determined by the Board of Directors.

Section 12.  Change in Control Provisions.

(a) Impact of Event.   The Committee may determine, at or after grant (subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination), that in the event of a “Change in Control” as defined in Section 12(b), the following acceleration provisions shall apply:

(i) any Stock Appreciation Rights, any Stock Option or Outside Director Stock Option awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested.

(ii) the restrictions applicable to any Restricted Stock, Outside Director Restricted Stock, Performance Awards and Other Stock-Based Awards, in each case to the extent not already vested under the Plan, shall lapse and such shares and awards shall be deemed fully vested.

(iii) the Board or the Committee may impose additional conditions on the acceleration or valuation of any award in the award agreement.

(b) Definition of Change in Control.   For purposes of Section 12(a), a “Change in Control” means the happening of any of the following:

(i) any person or entity, including a “group” as defined in Section 1 3(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business or other than transactions which are approved by a majority of the Board); or

(ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

(iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office ’who were directors of the Company at the beginning of any such period.

Section 13.  Amendments and Termination.

The Board may at any time amend, alter or discontinue the Plan; provided, however, that, without the approval of the Company’s shareholders, no amendment or alteration may be made which would (a) except as a result of the provisions of Section 3(d) of the Plan, increase the maximum number of shares that may be issued under the Plan or increase the Section 162(m) Maximum, (b) change the provisions governing Incentive Stock Options except as required or permitted under the provisions governing incentive stock options under the Code, or (c) make any change for which applicable law or regulatory authority (including the regulatory authority of the New York Stock Exchange or any other market or exchange on which the Common Stock is traded) would require shareholder approval or for which shareholder approval would be required to secure full deductibility of compensation received under the Plan under Section 162(m) of the Code. Moreover, no amendment without shareholder approval shall change the types of awards that may be granted under the Plan, expand the class of persons eligible to receive awards or otherwise participate in the Plan; or reduce the price at which an Option is exercisable either by amendment of an Award Agreement or by substitution of a new Option Award at a reduced price. No amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee or participant under a Stock Option, Stock Appreciation Right, Restricted Stock, Performance Award, Other Stock-Based Award, Outside Director Stock Option or Outside Director Restricted Stock theretofore granted, without the participant’s consent.

The Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the rights of any holder without the holder’s consent. The Committee may also substitute new Stock Options for previously granted Stock Options (on a one for one or other basis); provided, however, the Committee may not, without the approval of the Company’s shareholders, modify any outstanding Stock Option so as to specify a lower exercise price or accept the surrender of an outstanding Stock Option and authorize the granting of a new Stock Option in substitution therefor specifying a lower exercise price. Solely for purposes of computing the Section 162(m) Maximum, if any Stock Options or other awards previously granted to a participant are canceled and new Stock Options or other awards having a lower exercise price or other more favorable terms for the participant are substituted in their place, both the initial Stock Options or other awards and the replacement Stock Options or other awards will be deemed to be outstanding (although the canceled Stock Options or other awards will not be exercisable or deemed outstanding for any other purposes).

Section 14.  Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu of or with respect to awards hereunder; provided, however, that, unless the Committee otherwise determines with the consent of the affected participant, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 15.  General Provisions.

(a) Representations.   The Committee may require each person purchasing shares pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b) No Limit on Other Compensation Arrangements.   Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(c) No Right to Continued Employment.   The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary or Affiliate any right to continued employment with the Company or a Subsidiary or Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary or Affiliate to terminate the employment of any of its employees at any time.

(d) Tax Withholding Matters.   No later than the date as of which an amount first becomes includible in the gross income of the participant for Federal income tax purposes with respect to any award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. The Committee may allow or require withholding obligations to be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and its Subsidiaries or Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

(e) Dividend Equivalents.   The actual or deemed reinvestment of dividends or dividend equivalents in additional Restricted Stock (or other types of Plan awards) at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Plan awards). No dividend equivalents shall be paid or payable with respect to Performance Awards during or with respect to the applicable performance period.

(f) Governing Law.   The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

(g) Limitation on Liability.   The members of the Committee and the Board shall not be liable to any employee or other person with respect to any determination made hereunder in a manner that is not inconsistent with their legal obligations as members of the Board. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding, the Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

(h) Limited Transferability.   In addition to any other restrictions on transfer that may be applicable under the terms of this Plan or the applicable award agreement, no Stock Option, Stock Appreciation Right, Restricted Stock award, Performance Award, Other Stock-Based Award, Outside Director Stock Option, Outside Director Restricted Stock or other right issued under this Plan is transferable by the participant without the prior written consent of the Committee, or, in the case of an Outside Director, the Board, other than (i) transfers by an optionee to a member of his or her Immediate Family or a trust for the benefit of the optionee or a member of his or her Immediate Family or (ii) transfers by will or by the laws of descent and distribution; provided that any such transfers are for no value. The designation of a beneficiary will not constitute a transfer.

(i) Other Laws.   The Committee may refuse to issue or transfer any Shares or other consideration under an award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Section 16 of the Exchange Act, and any payment tendered to the Company by a participant, other holder or beneficiary in connection with the exercise of such award shall be promptly refunded to the relevant participant, holder or beneficiary. In addition, the Committee may, at or after grant, condition the receipt of any payment in respect of any award or the transfer of any shares subject to an award on the satisfaction of a six-month holding period, if such holding period is required for compliance with Section 16 under the Exchange Act.

(j) Section 409A Compliance.   No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The

Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

Section 16.  Effective Date of Plan.

The Plan shall be effective upon approval by the Board and by the affirmative vote of a majority of the shares of the Company’s Common Stock entitled to vote.

Section 17.  Term of Plan.

No Stock Option, Stock Appreciation Right, Restricted Stock award, Performance Award, Other Stock-Based Award, Outside Director Stock Option or Outside Director Restricted Stock award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date of the Plan, but awards granted prior to such tenth anniversary may extend or be extended beyond that date

COVENTRY HEALTH CARE, INC. 6705 ROCKLEDGE DRIVE SUITE 900 BETHESDA, MD 20817	VOTE BY INTERNET - www.proxyvote.com
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Coventry Health Care, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11580	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COVENTRY HEALTH CARE, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4.

Vote On Directors

1.	ELECTION OF CLASS III DIRECTORS	For	Against	Abstain

	Nominees: 1a Daniel N. Mendelson	☐	☐	☐
	1b Rodman W. Moorhead, III	☐	☐	☐
	1c Timothy T. Weglicki	☐	☐	☐

Vote on Proposals

		For	Against	Abstain

2.	Proposal to approve the Company’s 2004 Incentive Plan, as amended and restated.	☐	☐	☐

3.	Proposal to approve the use of certain performance goals in the Company’s 2004 lncentive Plan.	☐	☐	☐

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2009.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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M11581

COVENTRY HEALTH CARE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2009
The stockholder(s) hereby appoint(s) Allen F. Wise and Shirley R. Smith, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Coventry Health Care, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., Eastern Time on May 21, 2009, at the Fairmont, Washington DC, 2401 M Street, N.W., Washington, DC 20037, and any adjournment or postponement thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE